EXHIBIT 10.1

Published CUSIP Number: 22279RAG3

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of February 28, 2012

among

COUSINS PROPERTIES INCORPORATED

as the Principal Borrower,

CERTAIN CONSOLIDATED ENTITIES OF THE BORROWER FROM TIME TO TIME

DESIGNATED BY THE BORROWER AS CO-BORROWERS HEREUNDER,

collectively, with the Borrower, as the Borrower Parties,

CERTAIN CONSOLIDATED ENTITIES OF THE BORROWER

FROM TIME TO TIME PARTY HERETO

as the Guarantors,

BANK OF AMERICA, N.A.,

as Administrative Agent, Swing Line Lender and an L/C Issuer,

JPMORGAN CHASE BANK, N.A.,

as Syndication Agent and an L/C Issuer,

and

THE OTHER LENDERS PARTY HERETO

WELLS FARGO BANK, NATIONAL ASSOCIATION,

PNC BANK, NATIONAL ASSOCIATION,

U.S. BANK NATIONAL ASSOCIATION,

and SUNTRUST BANK,

as

Co-Documentation Agents

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

and J.P. MORGAN SECURITIES LLC

as

Joint Lead Arrangers and Joint Bookrunners

i

(continued)

(continued)

(continued)

(continued)

v

SCHEDULES

September 30,
1.1(a)	Existing Letters of Credit
1.1(b)	Investment Entities
2.01(a)	Revolving Credit Commitments and Pro Rata Shares
5.05	Intentionally Omitted
5.06	Litigation
5.09	Environmental Matters
5.12	ERISA Matters
5.13	Consolidated Entities and Other Equity Investments
5.17	Intellectual Property Matters
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

A	Form of Revolving Loan Notice
B	Form of Swing Line Loan Notice
C	Form of Revolving Credit Note
D	Form of Compliance Certificate
E	Form of Assignment and Assumption
F	Form of Guarantor Joinder Agreement
G	Form of Co-Borrower Joinder Agreement
H	Forms of U.S. Tax Compliance Certificates

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

This Second Amended and Restated CREDIT AGREEMENT (“Agreement”) is entered into as of February 28, 2012, among COUSINS PROPERTIES INCORPORATED, a Georgia corporation (the “Borrower”), the parties from time to time identified by the Borrower as Co-Borrowers pursuant to Section 6.12 hereof, the Guarantors (as defined herein), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer, and JPMORGAN CHASE BANK, N.A., as Syndication Agent and an L/C Issuer.

The Borrower, the Co-Borrowers and the guarantors party thereto, each lender party thereto, the Administrative Agent and certain other agents are parties to that certain Amended and Restated Credit Agreement, dated as of August 29, 2007 (as amended to the date hereof, the “Existing Credit Agreement”).

The Borrower and the Co-Borrowers have requested that the Lenders amend and restate the Existing Credit Agreement to, among other things, modify certain interest rates and covenants, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“191 Peachtree Building” means the 1,209,571 square foot office building located at 191 Peachtree Street in Atlanta, Georgia.

“Adjusted Consolidated EBITDA” means, for any period, an amount equal to (a) Consolidated EBITDA for such period, less (b) a deemed capital expenditures reserve deduction equal to, on an annual basis, (i) $0.35 per rentable square foot of all Income Producing Assets (or any portion thereof) which constitutes office space; (ii) $0.15 per rentable square foot of all Income Producing Assets (or any portion thereof) which constitutes retail space; (iii) $200.00 per unit for all Income Producing Assets (or any portion thereof) which constitutes apartments and (iv) with respect to any asset approved by the Administrative Agent pursuant to the proviso in the definition of “Applicable Capitalization Rate” such commercially reasonable reserve as agreed to between the Borrower and the Administrative Agent.

“Adjusted Unencumbered EBITDA” means, for any period, that portion of Adjusted Consolidated EBITDA for such period generated by Unencumbered Properties (following deductions for deemed capital expenditure reserves applicable to such Unencumbered Properties as set forth in the definition of Adjusted Consolidated EBITDA).

“Administrative Agent” or “Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Agent-Related Persons” means the Administrative Agent, together with its Affiliates (including, in the case of Bank of America in its capacity as the Administrative Agent, MLPFS), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Aggregate Revolving Credit Commitments” means the aggregate Revolving Credit Commitments of all the Revolving Credit Lenders, as adjusted from time to time in accordance with the terms of this Agreement. The Aggregate Revolving Credit Commitments as of the Closing Date shall be $350,000,000.

“Agreement” means this Second Amended and Restated Credit Agreement, as the same may be amended, restated, supplemented or modified from time to time in accordance with its terms.

“Applicable Capitalization Rate” means (a) seven and three quarters of one percent (7.75%) for all dates prior to the Extension Effective Date and (b) eight percent (8.00%) for the Extension Effective Date and for all dates thereafter, in each case, for Income Producing Assets constituting office assets, retail assets, apartment assets and all other income producing real property; provided, that, in order for any Income Producing Assets to be included in calculations under this Agreement which are not office assets, retail assets or apartment assets, such Income Producing Assets must be approved for inclusion by the Administrative Agent.

“Applicable Rate” means, from time to time, for the purposes of calculating (a) the interest rate applicable to Eurodollar Rate Loans for the purposes of Section 2.08, (b) the interest rate applicable to Base Rate Loans for the purposes of Section 2.08, (c) the Letter of Credit Fee for the purposes of Section 2.03(i), (d) the facility fee for the purposes of Section 2.09(a) or (e) payments to be made in connection with Section 2.10(b), the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

Applicable Rate for the Revolving Credit Facility:

	September 30,	September 30,	September 30,	September 30,
Pricing Level	Consolidated Leverage Ratio	Eurodollar Rate Loans; Letter of Credit Fee	Base Rate Loans	Facility Fee
1	> 55% but < 60%	2.10%	1.10%	0.40%
2	> 50% but < 55%	1.90%	0.90%	0.35%
3	> 40% but < 50%	1.60%	0.60%	0.25%
4	< 40%	1.50%	0.50%	0.20%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 1 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered (until such time as such delinquent Compliance Certificate is delivered). The Applicable Rate in effect on the Closing Date shall be Pricing Level 3.

“Appropriate Lender” means, at any time, (a) with respect to the Revolving Credit Facility, a Lender that has a Commitment with respect to such Facility or holds a Revolving Credit Loan, respectively, at such time, (b) with respect to the Letter of Credit Sublimit, (i) the applicable L/C Issuer(s) and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Credit Lenders and (c) with respect to the Swing Line Sublimit, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Credit Lenders.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means a collective reference to MLPFS and JPMorgan Securities in their capacity as Joint Lead Arrangers and Joint Bookrunners and “Arranger” means any one of them.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.07(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease. Notwithstanding the foregoing, Attributable Indebtedness shall not include the Attributable Indebtedness of Investment Entities except to the extent any other Unconsolidated Entity or Consolidated Entity is liable for the same (disregarding any liability with respect to customary recourse carve-outs applicable to any non-recourse secured Attributable Indebtedness and disregarding any general partnership liability of the Designated Entities).

“Audited Financial Statements” means the audited consolidated balance sheets of the Borrower and the Consolidated Entities for the calendar year ended December 31, 2011, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such calendar year of such Persons, including the notes thereto.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Revolving Credit Commitments pursuant to Section 2.06, and (c) the date of termination of the Revolving Credit Commitment of each Lender to make Revolving Credit Loans, the obligation of the L/C Issuers to make L/C Credit Extensions and the obligation of the Swing Line Lender to make Swing Line Loans pursuant to Section 8.02.

“Bank of America” means Bank of America, N.A. and its successors.

“Bankruptcy Code” means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1.00%, (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate”, and (c) the Eurodollar Rate for a one (1) month Interest Period plus 1.00% The “prime rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means (i) a Revolving Credit Loan that bears interest based on the Base Rate, or (ii) a Swing Line Loan.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrowing” means (i) a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01, or (ii) a Swing Line Borrowing.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrower Parties” means, as of any date of determination, a collective reference to the Borrower and each party that has been identified by the Borrower as a Co-Borrower under the Facility pursuant to Section 6.12 hereof and has not, prior to or as of such date of determination, been released as a Co-Borrower pursuant to such section.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capitalized Interest” means, in respect of any period, interest capitalized by the Borrower and its Consolidated Entities in such period calculated in accordance with GAAP plus, to the extent not already included herein, the Borrower’s pro rata share of the interest capitalized of its Unconsolidated Entities.

“Capital Lease Obligations” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Capital Stock” means any and all shares, interests or other equivalents (however designated) of capital stock of a corporation, any and all equivalent equity ownership interests in a Person that is not a corporation, including, without limitation, any and all member or other equivalent interests in any limited liability company or partnership interests or other equivalents in any kind of partnership, and any and all warrants or options to purchase any of the foregoing.

“Cash Assets” means, as of any date of determination, unrestricted cash and marketable securities of the Combined Parties.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the applicable L/C Issuers, the Swing Line Lender and the Revolving Credit Lenders, as collateral for the L/C Obligations and/or the Swing Line Loans, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent, the Swing Line Lender and the applicable L/C Issuers (which documents are hereby consented to by the Revolving Credit Lenders). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support; additional derivatives of such term have corresponding meanings.

“Cash Equivalents” means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than ninety (90) days from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any bank whose short term commercial paper rating from S&P is at least A 1 or the equivalent thereof or from Moody’s is at least P 1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than ninety (90) days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A 1 (or the equivalent thereof) or better by S&P or P 1 (or the equivalent thereof) or better by Moody’s and maturing within ninety (90) days of the date of acquisition and (d) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through (d).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means, with respect to any Person, an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire which are granted by such Person (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of twenty-five (25%) (or, in the case of Thomas G. Cousins, forty percent (40%)) or more of the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right granted by such Person); or

(b) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of such Person cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Co-Borrower” has the meaning specified in Section 6.12 hereof.

“Co-Borrower Joinder Agreement” means a Co-Borrower Joinder Agreement substantially in the form of Exhibit G hereto, executed and delivered by a new Co-Borrower in accordance with the provisions of Section 6.12.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Parties” means the Borrower, the Consolidated Entities and the Unconsolidated Entities.

“Commitment” means (i) the Revolving Credit Commitment of any Revolving Credit Lender, and/or (ii) the Aggregate Revolving Credit Commitments, in each case, as the context may require.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Condominium Assets” means Non-Income Producing Assets that consist primarily of residential condominium assets.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for any period, for the Borrower and the Consolidated Entities on a consolidated basis, an amount equal to Consolidated Net Income for such period plus the following to the extent deducted in calculating such Consolidated Net Income: (a) Interest Expense for such period, (b) the provision for federal, state, local and foreign income taxes payable by the Borrower and the Consolidated Entities for such period, (c) the amount of depreciation and amortization expense deducted in determining such Consolidated Net Income, and (d) proceeds attributable to minority interests.

“Consolidated Entities” means any Person (other than an Investment Entity) in which the Borrower owns any Capital Stock, the accounts of which Person are consolidated with those of the Borrower in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) Adjusted Consolidated EBITDA for the Measurement Period ending on such date, to (b) Fixed Charges for such Measurement Period.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Total Debt as of such date, to (b) Total Assets as of such date.

“Consolidated Net Income” means, for any period, for the Borrower and the Consolidated Entities on a consolidated basis determined in accordance with GAAP, the net income of the Borrower and the Consolidated Entities (excluding the effect of any extraordinary gains or losses or other non-cash gains or losses outside the ordinary course of business or gains or losses on sales of investment property (including any impairment charges, whether or not incurred in connection with the sale of depreciated investment property or otherwise)) for that period; provided, that net income shall not, in any case, include any income allocable to Capital Stock interests of any Loan Party (other than the Borrower) or any Affiliate of the Borrower or any other Loan Party (whether by virtue of the organizational documents of such entity or contractual arrangement) held by third parties other than the Borrower and the Consolidated Entities.

“Consolidated Parties” means a collective reference to the Borrower and the Consolidated Entities, and “Consolidated Party” means any one of them.

“Consolidated Unencumbered Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Adjusted Unencumbered EBITDA for the Measurement Period ending on such date to (b) the higher of (i) the actual Interest Expense and (ii) an assumed interest rate of five percent (5%), in each case, for Unsecured Debt for such Measurement Period.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate”.

“Controlled Account” means each deposit account and securities account that is subject to an account control agreement in form and substance satisfactory to the Administrative Agent and the L/C Issuers.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“DAFC” means the Development Authority of Fulton County, Georgia.

“DAFC Indentures” means the DAFC Terminus Indenture and the DAFC 191 Indenture.

“DAFC Leases” means the DAFC Terminus Lease and the DAFC 191 Lease.

“DAFC 191 Indenture” means that certain Bond Purchase Agreement, dated as of December 27, 2006, between the DAFC and One Ninety One Peachtree Associates, LLC, a wholly-owned subsidiary of the Borrower.

“DAFC 191 Lease” means that certain Lease Agreement, dated as of December 1, 2006, between the DAFC and One Ninety One Peachtree Associates, LLC, a wholly-owned subsidiary of the Borrower.

“DAFC Terminus Indenture” means that certain Bond Purchase Agreement, dated as of December 27, 2006, between the DAFC and 3280 Peachtree I LLC, a wholly-owned subsidiary of the Borrower.

“DAFC Terminus Lease” means that certain Lease Agreement, dated as of December 1, 2006, between the DAFC and 3280 Peachtree I LLC, a wholly-owned subsidiary of the Borrower.

“DAFC Transactions” means the conveyance of the Terminus Project and the 191 Peachtree Building to DAFC and the consummation of the transactions evidenced and contemplated by the DAFC Indentures and the DAFC Leases.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees or Swing Line Loans, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, for the Revolving Credit Facility applicable to Base Rate Loans outstanding under the Revolving Credit Facility, plus (iii) two percent (2%) per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate for the Revolving Credit Facility) otherwise applicable to such Loan outstanding under the Revolving Credit Facility, plus two percent (2%) per annum, (b) when used with respect to Swing Line Loans, an interest rate equal to (i) the Base Rate plus (ii) one percent (1%) per annum, and (c) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate for the Revolving Credit Facility for Letter of Credit Fees plus two percent (2%) per annum, in all cases to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means, subject to Section 2.17(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, each L/C Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, an L/C Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, the L/C Issuers, the Swing Line Lender and each other Lender promptly following such determination.

“Designated Entities” means a collective reference to (a) Wildwood Associates, (b) Temco Associates or (c) any general partner of a Texas limited partnership which would otherwise be included in the applicable calculation (so long as in the case of clause (c) the general partner is not a Borrower Party); provided, that (i) inclusion of Wildwood Associates and Temco Associates as “Designated Entities” hereunder shall be subject to verification from time to time by the Administrative Agent that the JV partners with respect to such entities are liable for fifty percent (50%) of the total liabilities of such entities and (ii) inclusion of any Texas limited partnerships as “Designated Entities” hereunder shall be subject to verification by the Administrative Agent that neither any Borrower Party nor any other Consolidated Entity (that is not such Texas limited partnership or its general partner) is liable for any of the liabilities of such Texas limited partnership.

“Disposition” or “Dispose” means the sale, transfer or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, provided that it shall not include any lease, license or other occupancy agreement.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Eligible Assignee” means any assignee permitted pursuant to Section 10.07(b); provided, that, Eligible Assignee shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Eurodollar Rate” means for any Interest Period with respect to a Eurodollar Rate Loan, a rate per annum determined by Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate
1.00 – Eurodollar Reserve Percentage

Where,

“Eurodollar Base Rate” means, for such Interest Period (rounded upwards, as necessary, to the nearest 1/100 of 1%) the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by Agent from time to time) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Base Rate” for such Interest Period (rounded upwards, as necessary, to the nearest 1/100 of 1%) shall be the rate per annum determined by Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch (or, if a quote is not available from Bank of America’s London Branch, then another major bank’s London branch, as reasonably selected by the Administrative Agent) to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two (2) Business Days prior to the commencement of such Interest Period.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board of Governors of the Federal Reserve System of the United States for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Eurodollar Rate Loan” means a Revolving Credit Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income or net profits (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 10.16) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any Taxes imposed pursuant to FATCA.

“Existing Credit Agreement” has the meaning specified in the second introductory paragraph hereto.

“Existing Indebtedness” means the indebtedness under the Existing Credit Agreement.

“Existing Letters of Credit” means those Letters of Credit described on Schedule 1.1(a) attached hereto.

“Extended Maturity Date” has the meaning specified in Section 2.14(b).

“Extension Effective Date” means the date on which the conditions precedent to the extension of the Maturity Date set forth in Section 2.14(b) have been fully satisfied in accordance with the terms thereof.

“Facility” means the Revolving Credit Facility.

“Facility Fee” has the meaning set forth in Section 2.09(a).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations promulgated thereunder or official interpretations thereof.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means, whether one or more, the letter agreement, dated January 13, 2012, among the Borrower, the Administrative Agent, the Syndication Agent and the Arrangers.

“Fixed Charges” means, in the aggregate for the Combined Parties and for the applicable period of calculation, the sum of (a) Interest Expense of the Combined Parties, plus (b) the principal component of all payments made in respect of Capital Lease Obligations, plus (c) any payments required to be made (whether or not actually made) in respect of ground rental obligations under ground leases, plus (d) regularly scheduled required principal payments on Indebtedness for Money Borrowed (excluding any scheduled balloon, bullet, or similar principal payment which repays such Indebtedness for Money Borrowed in full) plus (e) rentals payable under leases of real property during such period to the extent not covered in clause (b), plus (f) any dividends paid or payable by Borrower or any of its Consolidated Entities in respect of any class of preferred capital stock; provided, however, that in calculating Fixed

Charges of each Consolidated Entity and Unconsolidated Entity, the amount of the items described in clauses (a), (b), (c), (d), (e) and (f) above of such Consolidated Entity shall be reduced by the share allocable to interests held by Persons other than the Borrower or other Consolidated Entities, and as to such Unconsolidated Entity shall be multiplied by the percentage of the Borrower’s direct and indirect ownership interest in such Unconsolidated Entity (except to the extent the Borrower or the applicable Consolidated Entity owner of the capital stock of the applicable Unconsolidated Entity is liable, whether contractually or otherwise, for a greater portion of such amount (disregarding any liability with respect to customary recourse carve-outs applicable to any nonrecourse secured Indebtedness), in which case such higher amount shall be used in the applicable calculations (except with respect to the Designated Entities, for which only the percentage of the Borrower’s direct or indirect ownership interest shall be used)).

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuers, such Defaulting Lender’s Pro Rata Share of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders, Cash Collateralized or other credit support acceptable to the applicable L/C Issuer in its sole discretion shall have been provided, in each case, in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Pro Rata Share of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders, Cash Collateralized or other credit support acceptable to the Swing Line Lender in its sole discretion shall have been provided, in each case, in accordance with the terms hereof.

“Fully Satisfied” means, with respect to the Obligations as of any date, that, as of such date, (a) all principal of and interest accrued to such date which constitute Obligations shall have been irrevocably paid in full in cash, (b) all fees, expenses and other amounts then due and payable which constitute Obligations shall have been irrevocably paid in cash, and (c) the Commitments shall have been expired or terminated in full.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” means, as to any Person, any (a) obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) Lien (other than a Permitted Lien) on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. Notwithstanding the foregoing, Guarantee shall not include completion guarantees or the endorsement of instruments. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, each of those Persons identified as a “Guarantor” on the signature pages hereto, and each Person that subsequently becomes a Guarantor pursuant to Section 6.12, and “Guarantor” means any one of them.

“Guarantor Joinder Agreement” means a Guarantor Joinder Agreement substantially in the form of Exhibit F hereto, executed and delivered by a new Guarantor in accordance with the provisions of Section 6.12.

“Guaranty” means the Guaranty made by the Guarantors in favor of the Administrative Agent and the Lenders pursuant to Article XI hereof.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Income Producing Assets” means (a) the Promenade II Building, (b) each New Acquisition, and (c) all other real property assets of the Borrower, any Consolidated Entity or any Unconsolidated Entity (i) which are partially or fully income producing for financial reporting purposes on the applicable calculation date and have been continuously, partially or fully income producing for financial reporting purposes for the calendar quarter ending immediately preceding the calculation date, (ii) for which an unconditional base building certificate of occupancy (or its equivalent) has been issued by the applicable Governmental Authority, and (iii) as to such assets which in the immediately preceding reporting period were classified as Non-Income Producing Assets, which either (A) are leased to tenants in occupancy and/or to parties not yet in occupancy but which have signed leases under which the only condition to occupancy is completion of the applicable space, and the leases for such tenants in occupancy or to be in occupancy represent eighty-five percent (85%) or more of the rentable square footage of the applicable real property asset; or (B) have been a Non-Income Producing Asset for a period equal to or in excess of eighteen (18) months following the issuance by the applicable Governmental Authority of an unconditional base building certificate of occupancy (or its equivalent) (provided, that different phases of real property developments shall be treated as different assets for purposes of this determination); provided, however, that notwithstanding anything to the contrary herein, “Income Producing Assets” shall not include intra or inter-entity obligations between the Borrower and any of the Consolidated Entities.

“Indebtedness” means, as to any Person at a particular time, without duplication, total liabilities of such Person as determined by GAAP, plus all of the following, in each case to the extent not otherwise included as total liabilities in accordance with GAAP:

(a) all Indebtedness for Money Borrowed of such Person;

(b) all obligations under financing leases, all Capital Lease Obligations (including all Capitalized Interest under any capital leases), all Synthetic Lease Obligations and all Off-Balance Sheet Liabilities of such Person;

(c) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(d) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(e) all obligations of such Person to pay the deferred purchase price of property or services to the extent constituting indebtedness pursuant to GAAP (other than trade accounts payable in the ordinary course of business) and all obligations under any repurchase, take-out commitments or forward equity commitments (other than, with respect to the calculation of the Indebtedness of the Borrower, any Consolidated Entity or any Unconsolidated Entity, commitments to a Consolidated Entity, an Unconsolidated Entity or an Investment Entity);

(f) net obligations of such Person under any Swap Contract;

(g) all Monetized Guarantees of such Person in respect of any of the foregoing;

however, for purposes of this Agreement, (i) Indebtedness shall not include (A) shareholders’ and partners’ and members’ equity, (B) capital stock, (C) surplus, (D) reserves for general contingencies and other cash reserves, (E) minority interests in Consolidated Entities, and (F) deferred income which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person and (ii) Indebtedness, as calculated for the Borrower or any Loan Party shall not include Indebtedness of Investment Entities, except, for clarification purposes, to the extent any other Unconsolidated Entity or Consolidated Entity is liable for the same (disregarding any liability with respect to customary recourse carve-outs applicable to any nonrecourse secured Indebtedness and disregarding any general partnership liability of the Designated Entities).

The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease obligation or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

For purposes of clarification, notwithstanding any language to the contrary contained in the foregoing, there shall be no double-counting of Indebtedness (for example, in the case of a guaranty or letter of credit supporting other Indebtedness).

“Indebtedness for Money Borrowed” means, with respect to any Person, without duplication (a) all money borrowed by such Person and Indebtedness of such Person represented by notes payable by such Person and drafts accepted representing extensions of credit to such Person, (b) all Indebtedness of such Person evidenced by bonds, debentures, notes, or other similar instruments, (c) all Indebtedness of such Person upon which interest charges are customarily paid, (d) all Indebtedness of such Person issued or assumed as full or partial payment for property or services (other than accrued employee compensation), whether or not any such notes, drafts, obligations or Indebtedness would otherwise represent “Indebtedness for Money Borrowed” and (e) all Capitalized Interest under any capital leases and the principal balance outstanding with respect to any Off-Balance Sheet Liabilities where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP. For purposes of this definition, (i) interest which is accrued but not paid on the original due date or within any applicable cure or grace period as provided by the underlying contract for such interest shall be deemed Indebtedness for Money Borrowed and (ii) trade account payables arising in the ordinary course of business and not delinquent by more than ninety (90) days shall not be deemed Indebtedness for Money Borrowed. Indebtedness for Money Borrowed with respect to the Borrower, the Consolidated Entities and/or the Unconsolidated Entities shall not include any obligations of Investment Entities except, for clarification purposes, to the extent any other Unconsolidated Entity or Consolidated Entity is liable for the same (disregarding any liability with respect to customary recourse carve-outs applicable to any nonrecourse secured Indebtedness and disregarding any general partnership liability of the Designated Entities).

“Indemnified Liabilities” has the meaning specified in Section 10.05.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 10.05.

“Initial Maturity Date” has the meaning specified in Section 2.14(a).

“Interest Expense” means, in respect of any period, an amount equal to the sum of (a) the interest payable during such period with respect to Indebtedness for Money Borrowed (including Capitalized Interest) of the Borrower and its Consolidated Entities (and, when specified in the applicable covenant, a pro rata share of the interest payable for the Unconsolidated Entities), and (b) the interest component of capitalized lease obligations of the Borrower and the Consolidated Entities, less any Qualified Capitalized Interest.

“Interest Expense for Unsecured Debt” means for any period, Interest Expense with respect to Unsecured Debt of the Borrower and the Consolidated Entities.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three (3) months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the fifth (5th) day of each calendar month and the Maturity Date of the Facility under which such Loan was made.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower (on its behalf or on behalf of a Co-Borrower) in a Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c) no Interest Period shall extend beyond the Maturity Date (provided, however, that if the extension option is available to the Borrower pursuant to the terms of Section 2.14(b) and the Borrower has provided its written request to exercise such extension option to the Administrative Agent, then the Interest Period may extend beyond the Initial Maturity Date); and

(d) the Borrower may (on its own behalf or on behalf of any Co-Borrower), in addition to the periods set forth above, request and receive an Interest Period for a Eurodollar Rate Loan shorter than one (1) month if and to the extent that the Administrative Agent has pre-approved such shorter period (such approval to be withheld in the absolute and sole discretion of the Administrative Agent) and no Lender objects to the use of such shorter period prior to the establishment thereof (such objections to be raised in the absolute and sole discretion of the respective Lenders).

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Entities” means, as of any date of determination, those Persons in which the Borrower, any of the Consolidated Entities or any of the Unconsolidated Entities directly or indirectly owns any Capital Stock which satisfy each of the following criteria: (a) such Person is an unconsolidated entity with respect to the Borrower for financial reporting purposes or is an entity that is consolidated with the Borrower as a result of the pronouncement entitled Financial Interpretation 46 “Consolidation of Variable Interest Entities” by the Financial Accounting Standards Board on January 17, 2003 as revised from time to time, (b) a party other than Borrower, a Consolidated Entity or an Unconsolidated Entity has primary control over day-to-day management of such Person (responsibilities under management agreements shall not constitute control) (it being agreed that the management structure of Charlotte Gateway Village, LLC (“Gateway”), pursuant to that certain Amended and Restated Operating Agreement of Gateway dated November 28, 2001, satisfies this clause (b) on the date hereof), and

(c) none of the Borrower, any Consolidated Entity or any Unconsolidated Entity is directly or contingently liable for indebtedness of such Person, except for standard and customary recourse carve-outs commonly included in non-recourse financings in the form of guarantees or indemnities. For a list of the entities which are Investment Entities of the Borrower as of the Closing Date, see Schedule 1.1(b) attached hereto.

“IP Rights” has the meaning specified in Section 5.17.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter Credit Application, and any other document, agreement and instrument entered into by an L/C Issuer and the Borrower (or any Consolidated Entity) or in favor of an L/C Issuer and relating to any such Letter of Credit.

“JPMorgan Chase Bank” means JPMorgan Chase Bank, N.A. and its successors.

“JPMorgan Securities” means J.P. Morgan Securities LLC and its successors.

“Land Assets” means Non-Income Producing Assets that consist primarily of undeveloped land assets.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case to the extent from time to time in full force and effect or otherwise having the force of law.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Revolving Credit Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Loan or a Swing Line Loan.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means, as applicable, Bank of America or JPMorgan Chase Bank, in each case, in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes each L/C Issuer, the Swing Line Lender and each Revolving Credit Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder and shall include the Existing Letters of Credit. For purposes of this Agreement, a Letter of Credit may be a standby letter of credit only and may not be a commercial letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer.

“Letter of Credit Cash Collateral Date” means the day that is ten (10) days prior to the Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the preceding Business Day) (provided, however, that if the extension option is available to the Borrower pursuant to the terms of Section 2.14(b) and the Borrower has provided its written request to exercise such extension option to the Administrative Agent, then for the purposes of Section 2.16(a)(ii), the Maturity Date reference in this definition shall be deemed to be a reference to the Extended Maturity Date).

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Letter of Credit Expiration Date” means the day that is one (1) year after the Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the preceding Business Day).

“Letter of Credit Sublimit” means, for any date of determination, an amount equal to fifty percent (50%) multiplied by the amount of the Aggregate Revolving Credit Commitments in existence as of such date. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Credit Commitments.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Liquid Assets” means, as of any date of determination, the following assets of the Combined Parties: (a) unrestricted cash and marketable securities; and (b) notes receivable (related to loans that are not in default and otherwise fully performing as of such date) secured by a mortgage instrument with a valid and enforceable first priority mortgage lien on a fee or leasehold interest held by the debtor in the applicable real estate assets, where the fair market value of such real estate assets is greater than one hundred ten percent (110%) of the amount of Indebtedness secured thereby.

“Loan” means an extension of credit by a Lender to the Borrower or any Co-Borrower under Article II in the form of a Revolving Credit Loan or a Swing Line Loan.

“Loan Documents” means this Agreement, each Note, each Issuer Document, each Guarantor Joinder Agreement, each Co-Borrower Joinder Agreement and the Fee Letter.

“Loan Notice” means a Revolving Credit Loan Notice or a Swing Line Loan Notice.

“Loan Parties” means, as of any date of determination, a collective reference to the Borrower, each Co-Borrower and each Guarantor existing as of such date.

“Material Adverse Effect” means (a) a material adverse effect upon, the results of operations, business, properties, financial condition or business prospects of the Combined Parties taken as a whole; (b) a material impairment of the ability of the Loan Parties taken as a whole to perform their obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Maturity Date” means with respect to the Revolving Credit Facility, the later to occur of (i) the Initial Maturity Date; and (ii) to the extent maturity is extended pursuant to Section 2.14, the Extended Maturity Date; provided, that, in each case, if such date is not a Business Day, then the Maturity Date shall be the preceding Business Day.

“Measurement Period” means, at any date of determination, the most recently completed four calendar quarters of the Borrower.

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to one hundred percent (100%) of the Fronting Exposure of the L/C Issuers with respect to Letters of Credit issued and outstanding at such time and (ii) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.16(a)(i), (a)(ii) or (a)(iii), an amount equal to one hundred percent (100%) of the Outstanding Amount of all L/C Obligations.

“MLPFS” means Merrill Lynch, Pierce, Fenner & Smith Incorporated and its successors.

“Monetized Guarantee” means any Guarantee which (a) is a Guarantee of Indebtedness for Money Borrowed; (b) is a Guarantee that has been reduced to judgment or otherwise liquidated for a specified monetary amount; or (c) is a Guarantee of performance of any obligation which obligation is past due beyond any applicable grace or cure period and the liability under which can be reasonably quantified in terms of the monetary liability of the applicable obligor.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“New Acquisition” means each newly-acquired partially or fully income producing real property of the Borrower, any Consolidated Entity or any Unconsolidated Entity which property is less than eighty-five percent (85%) occupied on the date of its acquisition.

“New Acquisition Cutoff Date” means, for each New Acquisition, the earlier to occur of the calendar date (i) which is twenty-four (24) months from the date of the acquisition of such property by, as applicable, the Borrower, a Consolidated Entity or a Unconsolidated Entity, and (ii) on which the property achieves eighty-five percent (85%) occupancy.

“Non-Consenting Lender” means, any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 and (ii) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Income Producing Asset” means any real property asset of the Borrower, any Consolidated Entity, or any Unconsolidated Entity which does not qualify as an “Income Producing Asset” (following application of subsections (a), (b) and (c)(iii)(B) and each other provision of the definition thereof).

“Note” means each Revolving Credit Note, or any of them.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including (a) interest and fees that accrue under the Loan Documents after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding and (b) any Swap Contract entered into in connection with the Loans by any Loan Party with respect to which a Lender or any Affiliate of such Lender is a party.

“Off-Balance Sheet Liabilities” means, with respect to any Person as of any date of determination thereof, without duplication and to the extent not included as a liability on the consolidated balance sheet of such Person and its consolidated Subsidiaries in accordance with GAAP: (a) with respect to any asset securitization transaction (including any accounts receivable purchase facility) (i) the unrecovered investment of purchasers or transferees of assets so transferred and (ii) any other payment, recourse, repurchase, hold harmless, indemnity or similar obligation of such Person or any of its Subsidiaries in respect of assets transferred or payments made in respect thereof, other than limited recourse provisions that are customary for transactions of such type and that neither (x) have the effect of limiting the loss or credit risk of such purchasers or transferees with respect to payment or performance by the obligors of the assets so transferred nor (y) impair the characterization of the transaction as a true sale under applicable Laws (including Debtor Relief Laws); (b) the monetary obligations under any financing lease or so-called “synthetic,” tax retention or off-balance sheet lease transaction which, upon the application of any Debtor Relief Law to such Person or any of its Subsidiaries, would be characterized as indebtedness; or (c) the monetary obligations under any sale and leaseback transaction which does not create a liability on the consolidated balance sheet of such Person and its Subsidiaries; or (d) any other monetary obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person and its Subsidiaries (for purposes of this clause (d), any transaction structured to provide tax deductibility as interest expense of any dividend, coupon or other periodic payment will be deemed to be the functional equivalent of a borrowing).

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement (related to its formation or organization), instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means (i) with respect to Revolving Credit Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans and Swing Line Loans, as the case may be, occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Participant” has the meaning specified in Section 10.07(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Liens” means, at any time, Liens in respect of property of the Borrower, Consolidated Entities and/or Unconsolidated Entities constituting:

(a) Liens existing pursuant to any Loan Document;

(b) Liens (other than Liens imposed under ERISA) for taxes, assessments (including private assessments and charges) or governmental charges or levies not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP, or which have been insured over without qualification, condition or assumption by title insurance or otherwise in a manner acceptable to Agent in its sole discretion;

(c) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that such Liens secure only amounts not yet due and payable or, if due and payable, no action has been taken to enforce the same (other than filing of a Lien) and which are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established or which have been bonded;

(d) zoning restrictions, easements, rights of way, restrictions and other encumbrances affecting real property which, in the aggregate, do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(e) leases or subleases to third parties (including any Affiliates of Borrower or any Combined Party);

(f) Liens securing judgments for the payment of money not to exceed the Threshold Amount;

(g) any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement; and

(h) Liens incurred in the ordinary course of business in connection with workers compensation, unemployment insurance or other social security obligations, other than any Lien imposed by ERISA.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Promenade II Building” means the approximately 774,600 square foot office building located at 1230 Peachtree St., N.E. in Atlanta, Georgia.

“Promenade II Cutoff Date” means the earlier to occur of the calendar date (i) which is twenty-four (24) months from the Closing Date and (ii) on which the Promenade II Building achieves eighty-five percent (85%) occupancy.

“Pro Rata Share” means, in respect of the Revolving Credit Facility, with respect to any Revolving Credit Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Revolving Credit Commitment of such Lender at such time and the denominator of which is the amount of the Revolving Credit Commitments of all Revolving Credit Lenders at such time; provided that if the Revolving Credit Commitment of each Revolving Credit Lender to make Revolving Credit Loans and the obligation of each L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, then the Pro Rata Share of each Revolving Credit Lender shall be determined based on the Pro Rata Share of such Revolving Credit

Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof. The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 2.01(a) or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Qualified Capitalized Interest” means in respect of any period, interest capitalized by the Borrower and its Consolidated Entities in such period calculated in accordance with GAAP on all projects, and investments in projects of its Unconsolidated Entities, funded in whole or in part by secured project loans. Qualified Capitalized Interest shall also include Borrower’s pro rata share of interest capitalized on projects of its Unconsolidated Entities that are funded in whole or part by a secured project loan.

“Recipient” means the Administrative Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Register” has the meaning specified in Section 10.07(c).

“REIT” means a Person qualifying for treatment as a “real estate investment trust” under the Code.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Revolving Credit Loans, a Revolving Credit Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, two (2) or more Lenders holding an aggregate of more than fifty percent (50%) of the sum of (a) the Total Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) the aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; provided that, the amount of any participation in any Swing Line Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swing Line Lender or the applicable L/C Issuer, as the case may be, in making such determination.

“Residential Assets” means Non-Income Producing Assets that consist primarily of single-family residential developments (but are not Land Assets, Condominium Assets or multi-family developments).

“Responsible Officer” means the chief executive officer, any vice chairman, president, chief financial officer, chief investment officer, chief administrative officer, executive vice president, general counsel or, solely with respect to the ability to request advances of Loans, L/C Credit Extensions and continuations and conversions of Loans and to sign Compliance Certificates, any other Person who is authorized in writing by any of the foregoing to make such requests. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any cash dividend or other distribution with respect to any Capital Stock (including preferred stock) or other equity interest of the Borrower or any Consolidated Entity, or any payment, including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock or other equity interest, other than any distribution or other payment solely in Capital Stock of such Person.

“Restricted Purchase” means any payment on account of the purchase, redemption, or other acquisition or retirement of any Capital Stock (including preferred equity) of the Borrower.

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(a).

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01(a), (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Revolving Credit Lender’s name on Schedule 2.01(a) or in the Assignment and Assumption pursuant to which such Revolving Credit Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Lender” means, at any time, (a) so long as the Revolving Credit Commitments are outstanding, any Lender that has a Revolving Credit Commitment at such time or (b) if the Revolving Credit Commitments have been terminated or expired, hold a Revolving Credit Loan or a participation in L/C Obligations or Swing Line Loans at such time.

“Revolving Credit Loan” has the meaning specified in Section 2.01(a).

“Revolving Credit Loan Notice” means a notice of (a) a Revolving Credit Borrowing, (b) a conversion of Revolving Credit Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans made under the Revolving Credit Facility, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Revolving Credit Note” means a promissory note made by the Borrower or any Co Borrowers in favor of a Revolving Credit Lender evidencing Revolving Credit Loans or Swing Line Loans, as the case may be, made by such Revolving Credit Lender, substantially in the form of Exhibit C, together with each Co-Borrower Joinder Agreement executed by any Co-Borrower, to the extent the same has not been terminated pursuant to Section 6.12 hereof.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Debt” means, for any given calculation date, the total aggregate principal amount of Indebtedness for Money Borrowed of the Borrower and the Consolidated Entities, on a consolidated basis (and without duplication on account of the guaranty obligations of the Borrower or any Consolidated Entity relating to the Indebtedness for Money Borrowed of another Consolidated Entity), that is secured in any manner by any Lien; provided, that obligations in respect of Capitalized Leases shall not be deemed to be Secured Debt. For clarification purposes, (i) any unsecured guaranty given by the Borrower or any Consolidated Entity of secured obligations of a Person who is not a Consolidated Entity does not constitute Secured Debt of the Person giving the guaranty, (ii) any unsecured guaranty given by the Borrower or any Consolidated Entity of the Secured Debt of another Consolidated Entity constitutes the Secured Debt of the Person directly incurring the Secured Debt and shall not be calculated as part of the obligations of the Person giving the guaranty, (iii) any unsecured guaranty given by the Borrower or any Consolidated Entity of the unsecured obligations of a Person who is not a Consolidated Entity does not constitute Secured Debt of the Person giving the guaranty, (iv) any unsecured guaranty given by the Borrower or any Consolidated Entity of the unsecured obligations of another Consolidated Entity does not constitute the Secured Debt of the Person directly incurring such obligations and shall not be calculated as part of the obligations (secured or otherwise) of the Person giving the guaranty, (v) any secured guaranty given by the Borrower or any Consolidated Entity of secured obligations of a Person who is not a Consolidated Entity constitutes Secured Debt of such Person giving the guaranty, (vi) any secured guaranty given by the Borrower or any Consolidated Entity of the secured obligations of another Consolidated Entity constitutes the Secured Debt of the Person directly incurring the secured obligations and shall not be calculated as part of the obligations (secured or otherwise) of the Person giving the guaranty, (vii) any secured guaranty given by the Borrower or any Consolidated Entity of the unsecured obligations of a Person who is not a Consolidated Entity constitutes the Secured Debt of the Person giving the guaranty, and (viii) any secured guaranty given by the Borrower or any Consolidated Entity of the unsecured obligations of any Consolidated Entity constitutes the Secured Debt of the Person giving the guaranty and shall not be calculated as part of the obligations (secured or otherwise) of the Person directly incurring such obligations.

“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Borrower and its Consolidated Entities as of that date determined in accordance with GAAP.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement relating to the foregoing, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement related to any of the foregoing (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s)

determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Sublimit” means an amount equal to (a) $25,000,000, less (b) a percentage equal to the percentage reduction in the Revolving Credit Commitments below a level of $350,000,000. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Revolving Credit Commitments.

“Syndication Agent” means JPMorgan Chase Bank in its capacity as syndication agent under any of the Loan Documents, or any successor syndication agent.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP.

“Tax Driven Lease Transaction” means (i) the DAFC Transactions and (ii) any transaction pursuant to which a Combined Entity conveys record title to a real property asset to a governmental entity and then leases such asset back from the governmental entity for the purposes of effecting a reduction in real property taxes where (i) the conveying Combined Entity can repurchase the conveyed asset at any time for nominal consideration, (ii) no Indebtedness is incurred by any Combined Entity under GAAP; provided, that, if the structure of any such transaction requires the issuance of bonds by the applicable governmental entity, such bonds are purchased by a Combined Entity as consideration for the applicable real property transfer and the amounts receivable by a Combined Entity on such bonds equals the rent payable under the applicable Lease, (iii) no net payments are required to be made to any third party as a result of such transaction and the corresponding Tax Driven Lease Transaction Documents (other than the reduced real property taxes and customary closing costs and fees), and (iv) such transaction, however structured, is consummated on terms substantially similar to the DAFC Transactions.

“Tax Driven Lease Transaction Documents” means (i) the DAFC Indentures and DAFC Leases and (ii) with respect to any Tax Driven Lease Transaction other than the DAFC Transactions, leases, indentures and such other documents that are customarily required for a transaction of that type and that satisfy the requirements of the definition of Tax Driven Lease Transaction.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Terminus Project” means the project commonly known as “Terminus 100” located at 3280 Peachtree Road in Atlanta, Georgia; provided, however, the Terminus Project does not include the other land at 3280 Peachtree Street and adjacent thereto owned by the Borrower or its Consolidated Entities, the air rights above the parking structure which may be used for future development, or the parking within the parking structure being developed which will serve such potential future development above the parking structure.

“Threshold Amount” means $35,000,000.

“Total Assets” means, as of any calculation date, the sum of (a) the Value of Income Producing Assets for all such assets of the Combined Parties, plus (b) the Value of Non-Income Producing Assets of the Combined Parties, that are not Land Assets, Condominium Assets or Residential Assets, plus (c) the Value of Non-Income Producing Assets of the Combined Parties that are Residential Assets, plus (d) the Value of Liquid Assets of the Combined Parties, plus (e) the Value of Non-Income Producing Assets of the Combined Parties that are entitled Land Assets; provided, however, that in calculating Total Assets the sum of items (b), (c), (d) and (e) above shall be reduced to the extent necessary (with a corresponding reduction in the sum of items (a), (b), (c), (d) and (e)) to establish that the sum of items (b), (c), (d) and (e) shall not exceed twenty percent (20%) of the sum of items (a), (b), (c), (d) and (e); provided, further, that in calculating Total Assets, item (c) shall be reduced to the extent necessary (with a corresponding reduction in the sum of items (a), (b), (c), (d) and (e)), to establish that item (c) shall not exceed five percent (5%) of the sum of items (a), (b), (c), (d) and (e); provided, further, that in calculating Total Assets, item (e) shall be reduced to the extent necessary (with a corresponding reduction in the sum of items (a), (b), (c), (d) and (e)), to establish that item (e) shall not exceed five percent (5%) of the sum of items (a), (b), (c), (d) and (e).

“Total Debt” means, as of any calculation date, for the Combined Parties (reduced to the extent necessary to reflect the portion thereof not attributable to Borrower’s direct and indirect ownership interest), the sum of (without duplication): (a) all outstanding Indebtedness for Money Borrowed; (b) all Capital Lease Obligations, and (c) all obligations constituting Monetized Guarantees of such Persons; provided, however, that in calculating the Total Debt of each Consolidated Entity and Unconsolidated Entity, the amount of the items described in clauses (a), (b) and (c) above of such Consolidated Entity and Unconsolidated Entity shall be multiplied by the percentage of the Borrower’s direct and indirect ownership interest in such Consolidated Entity and Unconsolidated Entity. Total Debt shall not include any such obligation of Investment Entities except, for clarification purposes, to the extent any Consolidated Entity is liable for the same (disregarding any Consolidated Entity’s liability with respect to customary recourse carve-outs applicable to any nonrecourse secured Indebtedness) and disregarding any general partnership liability of the Designated Entities.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Total Revolving Credit Outstanding” means the aggregate Outstanding Amount of all Revolving Credit Loans and all L/C Obligations.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“Unconsolidated Entities” means, as of any date of determination, those Persons in which the Borrower or any of the Consolidated Entities owns some portion of Capital Stock and which are not consolidated with the Borrower on the financial statements of the Borrower in accordance with GAAP. Unconsolidated Entities shall not include Investment Entities.

“Unencumbered Properties” means (i) all real property assets owned by the Loan Parties that are not subject to any Liens (other than (a) Permitted Liens not identified in clause (f) of the definition of such term and (b) Liens securing judgments for the payment of money not to exceed $10,000,000.00) and are located in the United States of America and (ii) the 191 Peachtree Building, the Terminus Project and any other asset that is the subject of a Tax Driven Lease Transaction, for so long as such properties are subject to Tax Driven Lease Transaction Documents and are not subject to any Liens (other than (a) Permitted Liens not identified in clause (f) of the definition of such term and (b) Liens securing judgments for the payment of money not to exceed $10,000,000.00); provided, however, that notwithstanding anything to the contrary herein, the Unencumbered Properties included in the calculation of either the covenant contained in Section 7.03(a)(ii) or the covenant contained in Section 7.11(b) shall not include assets subject to one or more Liens securing judgments in the aggregate for the payment of money in excess of the Threshold Amount.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unsecured Debt” means, as of any date, the aggregate of all Indebtedness for Money Borrowed of the Borrower and the Consolidated Entities that was incurred, and continues to be outstanding, without granting a Lien (other than Permitted Liens not described in clauses (a) or (f) of such definition) as security for such Indebtedness for Money Borrowed. Unsecured Debt shall not include any such obligations of Unconsolidated Entities or Investment Entities except, for clarification purposes, to the extent any Consolidated Entity is liable for the same (disregarding any liability with respect to customary recourse carve-outs applicable to any nonrecourse secured obligations and disregarding any general partnership liability of the Designated Entities). For clarification purposes, (a) any unsecured guaranty given by the Borrower or any Consolidated Entity of secured obligations of a Person who is not the Borrower or a Consolidated Entity constitutes Unsecured Debt of the Borrower or such Consolidated Entity giving the guaranty, (b) any unsecured guaranty given by the Borrower or any Consolidated Entity of the secured obligations of the Borrower or another Consolidated Entity constitutes the Secured Debt of the Borrower or the Consolidated Entity directly incurring the secured obligations and shall not be calculated as part of the obligations (either secured or unsecured) of the Borrower or such Consolidated Entity giving the guaranty (except to the extent that the relevant calculation does not otherwise account for the obligations of the Borrower or the Consolidated Entity directly incurring the underlying secured obligations, in which case it shall constitute the Unsecured Debt of the Borrower or the Consolidated Entity giving the guaranty), (c) any unsecured guaranty given by the Borrower or any Consolidated Entity of the unsecured obligations of a Person who is not the Borrower or a Consolidated Entity constitutes the Unsecured Debt of the Borrower or such Consolidated Entity giving the guaranty, (d) any unsecured guaranty given by the Borrower or any Consolidated Entity of the unsecured obligations of the Borrower or another Consolidated Entity constitutes the Unsecured Debt of the Borrower or the Consolidated Entity directly incurring such obligations and shall not be calculated as part of the obligations (either secured or unsecured) of the Borrower or such Consolidated Entity giving the guaranty (except to the extent that the relevant calculation does not otherwise account for the obligations of the Borrower or the Consolidated Entity directly incurring the underlying unsecured obligations, in which case it shall constitute the Unsecured Debt of the Borrower or the Consolidated Entity giving the guaranty), (e) any secured guaranty given by the Borrower or any Consolidated Entity of secured obligations of a Person who is not the Borrower or a Consolidated Entity constitutes secured debt of the Borrower or such Consolidated Entity giving the guaranty, (f) any secured guaranty given by the Borrower or any Consolidated Entity of the secured obligations of the Borrower or another Consolidated Entity constitutes the secured debt of the Borrower or the Consolidated Entity directly incurring the secured obligations and shall not be calculated as part of the obligations (either secured or unsecured) of the Borrower or such Consolidated Entity giving the guaranty (except to the extent that the relevant calculation does not otherwise account for the obligations of the Borrower or the Consolidated Entity directly incurring the underlying secured obligations, in which case it shall constitute the secured debt of the Borrower or the Consolidated Entity giving the guaranty), (g) any secured guaranty given by the Borrower or any Consolidated Entity of the unsecured obligations of a Person who is not the Borrower or a Consolidated Entity constitutes the secured debt of the Borrower or such Consolidated Entity giving the guaranty, and (h) any secured guaranty given by the Borrower or any Consolidated Entity of the unsecured obligations of the Borrower or another Consolidated Entity constitutes the secured debt of the Borrower or such Consolidated Entity giving the guaranty and shall not be calculated as part of the obligations (either secured or unsecured) of the Borrower or the Consolidated Entity directly incurring such obligations (except to the extent that the relevant calculation does not otherwise account for the obligations of the Borrower or such Consolidated Entity giving the guaranty, in which case it shall constitute the Unsecured Debt of the Borrower or the Consolidated Entity directly incurring the underlying unsecured obligations). For purposes of calculating the financial covenants contained herein, obligations of the Borrower or any Consolidated Entity pursuant to the terms of any letter of credit shall be treated in the same manner as a guaranty.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(III).

“Value of Income Producing Assets” means, as of any date, the aggregate value of each Income Producing Asset existing as of such date, where the value of each such Income Producing Asset equals: the product of (a) the Adjusted Consolidated EBITDA for the most recent calendar quarter allocable to such Income Producing Asset (i) multiplied by four (4), then (ii) divided by the Applicable Capitalization Rate, multiplied by (b) (i) if such asset is owned by the Borrower or any Consolidated Entity, one hundred percent (100%) (adjusted, in the case of such an asset owned by a Consolidated Entity, appropriately to reflect the relative direct and indirect economic interest (calculated as a percentage) of the Borrower in such Consolidated Entity determined in accordance with the applicable provisions of the organizational documents of such Consolidated Entity), and (ii) if such asset is owned by an Unconsolidated Entity, the percentage of the Borrower’s direct or indirect ownership in the Unconsolidated Entity owning such asset; provided, however, that (A) if any Income Producing Asset (for the purpose of clarity, other than the Promenade II Building and any assets which qualified as New Acquisitions) has been an Income Producing Asset for a period of less than four (4) calendar quarters, then such Income Producing Asset will be assigned a value which is the greater of (i) the value of such asset determined in accordance with clauses (a) and (b) above and (ii) the value of such asset determined in accordance with clauses (a) and (b) of the definition of “Value of Non-Income Producing Assets” and (B) notwithstanding anything in this Agreement to the contrary, (i) the Promenade II Building and (ii) each New Acquisition, in each case, will be assigned a value which is the greater of (y) the value of such asset determined in accordance with clauses (a) and (b) above and (z) the value of such asset determined in accordance with clauses (a) and (b) of the definition of “Value of Non-Income Producing Assets”, for all dates prior to, as applicable, the Promenade II Cutoff Date or the applicable New Acquisition Cutoff Date.

“Value of Liquid Assets” means, as of any date, the sum of (a) the amount of cash included in Liquid Assets, plus (b) an amount equal to (i) the market value of any marketable securities included in Liquid Assets, less (ii) to the extent not included in Total Debt, any margin indebtedness with respect thereto, plus (c) the book value of notes receivable secured by a mortgage instrument with a valid and enforceable first priority mortgage lien on a fee or leasehold interest held by the debtor in the applicable real estate assets and included in Liquid Assets (where the fair market value of such real estate assets is greater than or equal to one hundred ten percent (110%) of the amount of indebtedness secured thereby); provided, that with respect to each asset the respective amounts used in calculating clauses (a), (b) and (c) above shall be multiplied by (1) if such asset is owned by the Borrower or any Consolidated Entity, one hundred percent (100%) (adjusted, in the case of such an asset owned by a Consolidated Entity, appropriately to reflect the relative direct and indirect economic interest (calculated as a percentage) of the Borrower in such Consolidated Entity determined in accordance with the applicable provisions of the organizational documents of such Consolidated Entity), and (2) if such asset is owned by an Unconsolidated Entity, the percentage of the Borrower’s direct or indirect ownership in the Unconsolidated Entity owning such asset.

“Value of Non-Income Producing Assets” means on any calculation date, the aggregate value of all Non-Income Producing Assets existing as of such date, where the value of each such Non-Income Producing Asset is equal to the product of (a) the cost of such asset, less any applicable impairment charges or other writedowns, reported to the date of calculation in accordance with GAAP, times (b) (i) if such asset is owned by the Borrower or any Consolidated Entity, one hundred percent (100%) (adjusted, in the case of such an asset owned by a Consolidated Entity, appropriately to reflect the relative direct and indirect economic interest (calculated as a percentage) of the Borrower in such Consolidated Entity determined in accordance with the applicable provisions of the organizational documents of such Consolidated Entity), or (ii) if such asset is owned by an Unconsolidated Entity, the percentage of the Borrower’s direct or indirect ownership in the Unconsolidated Entity owning such asset.

Section 1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.03 Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP (except as provided in this Agreement with respect to Investment Entities) applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding the foregoing, the treatment of operating leases under GAAP as of the Closing Date will be maintained for all purposes under this Agreement for all existing and new operating leases.

Section 1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05 References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.07 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

Section 2.01 Loans.

(a) Revolving Credit Loans. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans (each such loan, a “Revolving Credit Loan”) to the Borrower and/or the Co-Borrower identified by Borrower in the applicable Revolving Credit Loan Notice from time to time (on any Business Day during the Availability Period) in an aggregate amount not to exceed at any time the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, (i) the Total Revolving Credit Outstandings shall not exceed the Aggregate Revolving Credit Commitments, (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment and (iii) the aggregate Unsecured Debt of the Borrower and the Consolidated Entities (including any requested or pending Credit Extension) shall not exceed the amount permitted pursuant to Section 7.03(a)(ii) hereof. Within the limits of each Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower and Co-Borrowers may borrow under this Section 2.01(a), prepay under Section 2.05, and reborrow under this Section 2.01(a). Revolving Credit Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(b) Intentionally Omitted.

Section 2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Revolving Credit Borrowing, each conversion of Revolving Credit Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon irrevocable notice from the Borrower (on its own behalf or on behalf of the applicable Co-Borrower) to the Administrative Agent, which may be given by telephone (provided that such telephonic notice complies with the information requirements of the form of an applicable Loan Notice attached hereto). Each such notice must be received by the Administrative Agent not later than 1:00 p.m. (i) three (3) Business Days prior to the requested date of any Revolving Credit Borrowing of, conversion to or continuation of Eurodollar Rate Loans, and (ii) on the requested date of any Revolving Credit Borrowing of Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Revolving Credit Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower or a Co-Borrower is requesting a Revolving Credit Borrowing, a conversion of Revolving Credit Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the applicable Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Revolving Credit Loans to be borrowed, converted or continued, (iv) the Type of Revolving Credit Loans to be borrowed or to which existing Revolving Credit Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Revolving Credit Loans shall be made as, or converted to, Eurodollar Rate Loans with an interest period of one (1) month. Any such automatic conversion to Eurodollar Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month. For the avoidance of doubt and notwithstanding anything contained herein to the contrary, a Swing Line Loan may not be converted into a Eurodollar Rate Loan (but may be converted to a Revolving Credit Loan, which can be either a Base Rate Loan or a Eurodollar Rate Loan).

(b) Following receipt of a Revolving Credit Loan Notice, the Administrative Agent shall promptly notify each Appropriate Lender of the amount of its Pro Rata Share of the applicable Revolving Credit Loans, and if notice of a conversion or continuation is not provided by the Borrower by 1:00 p.m. three (3) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans, the Administrative Agent shall notify each Appropriate Lender of the details of any automatic conversion to Eurodollar Rate Loans described in the preceding subsection. In the case of a Revolving Credit Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 12:00 p.m. on the Business Day specified in the applicable Loan Notice for notices related to Eurodollar Rate Loans or notices related to Base Rate Loans and given by the Borrower on or prior to 3:00 p.m. on the day prior to the requested date for such Credit Extension or 3:00 p.m. on the Business Day specified in the applicable Loan Notice for notices related to Base Rate Loans delivered after such time; provided, in each case, that nothing contained in this sentence shall be deemed to alter the requirements contained in the previous sentence for timely delivery of notices relating to Base Rate Loans or Eurodollar Rate Loans. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower or the applicable Co-Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower or the applicable Co-Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower (on its own behalf or on behalf of the applicable Co-Borrower).

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of an Event of Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Revolving Credit Borrowings, all conversions of Revolving Credit Loans from one Type to the other, and all continuations of Revolving Credit Loans as the same Type, there shall not be more than fifteen (15) Interest Periods in effect with respect to the Revolving Credit Facility. No more than eight (8) Revolving Credit Borrowings may be initiated in any given calendar month.

(f) Any Revolving Credit Loan Notice identifying a Co-Borrower as the party to whom the applicable Revolving Credit Loan should be directed may designate such Co-Borrower as the “primary obligor” with respect to such Loan and amounts payable with respect thereto. Such designation, however, shall not prevent the Borrower, each other Co-Borrower and each Guarantor hereunder from remaining liable for the full and final repayment of such Loan and such other amounts and for the full and final repayment of the Obligations as required pursuant to the terms hereof and the Borrower, each Co-Borrower and each Guarantor hereby acknowledges and agrees that each of them shall be and shall remain liable for the full and final repayment of each Revolving Credit Loan, as applicable, made pursuant to the terms hereof in accordance with this Agreement, regardless of the party to whom such Revolving Credit Loan is funded and regardless of whether a specific party is designated as the “primary obligor” with respect thereto.

Section 2.03 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the other Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Cash Collateral Date, to issue Letters of Credit for the account of the Borrower, any Consolidated Entity or any Unconsolidated Entity, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower, any Consolidated Entity or any Unconsolidated Entity and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (w) the Total Revolving Credit Outstandings shall not exceed the Aggregate Revolving Credit Commitments, (x) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Revolving Credit Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Revolving Credit Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment, (y) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit and (z) the aggregate Unsecured Debt of the Borrower and the Consolidated Entities (including any requested or pending Credit Extension) shall not exceed the amount permitted pursuant to Section 7.03(a)(ii) hereof. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that are expiring or have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii) No L/C Issuer shall be required to issue any Letter of Credit if:

(A) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve (12) months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Credit Lenders have approved such expiry date; or

(C) the requested Letter of Credit is not a standby letter of credit.

(iii) No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit or request that such L/C Issuer refrain from the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate any Laws or one or more policies of such L/C Issuer;

(C) such Letter of Credit is to be denominated in a currency other than Dollars;

(D) such Letter of Credit contains any provision for automatic reinstatement of the stated amount after any drawing thereunder; or

(E) a default of any Revolving Credit Lender’s obligations to fund under Section 2.03(c) exists or any Revolving Credit Lender is at such time a Defaulting Lender hereunder, unless such L/C Issuer has entered into satisfactory arrangements with the Borrower or such Revolving Credit Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.17(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure, as the applicable L/C Issuer may elect in its sole discretion.

(iv) No L/C Issuer shall amend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v) No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to an L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by such L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two (2) Business Days (or such later date and time as the Administrative Agent and such L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to such L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as such L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as such L/C Issuer may reasonably require. Additionally, the Borrower shall furnish to the applicable L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such L/C Issuer or the Administrative Agent may reasonably require.

(ii) Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Unless such L/C Issuer has received written notice from any Revolving Credit Lender, the Administrative Agent or any Loan Party, at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit , that one or more of the applicable conditions contained in Article IV shall not then be satisfied, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Consolidated Entity or Unconsolidated Entity) or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from such L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Pro Rata Share times the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the applicable L/C Issuer shall agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”) so long as no Default exists on the renewal date or would be caused by such renewal; provided that any such Auto-Extension Letter of Credit must permit such L/C Issuer to prevent any such extension at least once in each twelve (12) month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve (12) month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by such L/C Issuer, the Borrower shall not be required to make a specific request to such L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) such L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that such L/C Issuer shall not permit any such extension if (A) such L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five (5) Business Days before the Non-Extension Notice Date (I) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (II) from the Administrative Agent, any Revolving Credit Lender or any Loan Party that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each case directing such L/C Issuer not to permit such extension.

(iv) Intentionally Omitted.

(v) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by such L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse such L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Pro Rata Share thereof. In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Revolving Credit Loan Notice). Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Credit Lender (including the Revolving Credit Lender acting as an L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent (and the Administrative Agent may apply Cash Collateral (provided by Defaulting Lenders) for this purpose) for the account of the applicable L/C Issuer at the Administrative Agent’s Office in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan under the Revolving Credit Facility to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the applicable L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall (except to the extent such Unreimbursed Amount was not refinanced as a result of the failure of Revolving Credit Lenders to fund a Revolving Credit Loan in accordance with the terms and conditions set forth herein) bear interest at the Default Rate. In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of such L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of such L/C Issuer.

(v) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Revolving Credit Lender may have against such L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Revolving Credit Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the applicable L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Revolving Credit Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such L/C Issuer shall be entitled to recover from such Revolving Credit Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the Federal Funds Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. If such Revolving Credit Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Credit Lender’s Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the applicable L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Revolving Credit Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the applicable L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Credit Lender its Pro Rata Share thereof in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Credit Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.

(e) Obligations Absolute. The obligation of the Borrower to reimburse each L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, set-off, defense (other than a defense of payment) or other right that the Borrower or any Consolidated Entity may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), any L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by an L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by an L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Consolidated Entity;

in each case, to the extent not resulting from the gross negligence or willful misconduct of the applicable L/C Issuer as finally determined by a court of competent jurisdiction.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the applicable L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against such L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Revolving Credit Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, no L/C Issuer shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy (other than conformance to the terms of the Letter of Credit) of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, any Agent-Related Person nor any of the respective correspondents, participants or assignees of the L/C Issuers shall be liable to any Revolving Credit Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of the L/C Issuers, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the applicable L/C Issuer, and such L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower, Consolidated Entities or Unconsolidated Entities which the Borrower proves were caused by such L/C Issuer’s willful misconduct or gross negligence as finally determined by a court of competent jurisdiction or such L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, an L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Intentionally Omitted.

(h) Applicability of ISP. Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each Letter of Credit.

(i) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender that is a Non-Defaulting Lender in accordance with its Pro Rata Share a Letter of Credit Fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate for the Revolving Credit Facility times the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit). Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date after the Closing Date to occur after the issuance of such Letter of Credit, on the Letter of

Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate for the Revolving Credit Facility during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate for the Revolving Credit Facility separately for each period during such quarter that such Applicable Rate for the Revolving Credit Facility was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(j) Fronting Fee and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the applicable L/C Issuer for its own account a fronting fee for each Letter of Credit issued by such L/C Issuer equal to one eighth of one percent (0.125%) per annum times the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit). Such fronting fee for each Letter of Credit shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter within five (5) days of demand. In addition, the Borrower shall pay directly to the applicable L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit issued by such L/C Issuer as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Documents, the terms hereof shall control. Without limiting the foregoing, this Agreement shall govern the reimbursement of draws under Letters of Credit.

(l) Letters of Credit Issued for Consolidated Entities/Unconsolidated Entities. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Consolidated Entity or Unconsolidated Entity, the Borrower shall (i) be required to sign the applicable Letter of Credit Application and (ii) be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of any Consolidated Entity and/or any Unconsolidated Entity inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Persons.

Section 2.04 Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Revolving Credit Lenders set forth in this Section 2.04, to make loans (each such loan, a “Swing Line Loan”) to the Borrower and/or the Co-Borrower identified by Borrower in the applicable Swing Line Loan Notice from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Share of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Revolving Credit Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Revolving Credit Outstandings shall not exceed the Aggregate Revolving Credit Commitments, (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Revolving Credit Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Revolving Credit Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment and (iii) the aggregate Unsecured Debt of the Borrower and the Consolidated Entities (including any requested or pending Credit Extension) shall not exceed the amount permitted pursuant to Section 7.03(a)(ii) hereof, and provided, further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower and Co-Borrowers may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Credit Lender’s Pro Rata Share times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent (on Borrower’s own behalf or on behalf of a Co-Borrower), which may be given by telephone (provided that such telephonic notice complies with the informational requirements of the form of Swing Line Loan Notice attached hereto). Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 3:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 5:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 5:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower or the applicable Co-Borrower.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time five (5) or more Business Days after the making of a Swing Line Loan and in its sole and absolute discretion may request, on behalf of the Borrower or the applicable Co-Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Base Rate Loan in an amount equal to such Revolving Credit Lender’s Pro Rata Share of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Revolving Credit Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Revolving Credit Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Revolving Credit Loan Notice available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral (provided by Defaulting Lenders) for this purpose) for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Revolving Credit Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Revolving Credit Loan that is a Base Rate Loan to the Borrower or the applicable Co-Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Revolving Credit Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Revolving Credit Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the Federal Funds Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Revolving Credit Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Credit Lender’s Loan included in the relevant Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Revolving Credit Lender may have against the Swing Line Lender, the Borrower, any Co-Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Credit Lender its Pro Rata Share of such payment thereof in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Credit Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrower shall (on its own behalf or on behalf of the applicable Co-Borrower(s)) or the applicable Co-Borrower may make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

(g) Swing Line Loans to Co-Borrowers. Any Swing Line Loan Notice identifying a Co-Borrower as the party to whom the applicable Swing Line Loan should be directed may designate such Co-Borrower as the “primary obligor” with respect to such Swing Line Loan and amounts payable with respect thereto. Such designation, however, shall not prevent the Borrower, each other Co-Borrower and each Guarantor hereunder from remaining liable for the full and final repayment of such Swing Line Loan and such other amounts and for the full and final repayment of the Obligations as required pursuant to the terms hereof and the Borrower, each Co-Borrower and each Guarantor hereby acknowledges and agrees that each of them shall be and shall remain liable for the full and final repayment of each Swing Line Loan made pursuant to the terms hereof in accordance with this Agreement, regardless of the party to whom such Swing Line Loan is funded and regardless of whether a specific party is designated as the “primary obligor” with respect thereto.

Section 2.05 Prepayments.

(a) The Borrower (and the Co-Borrowers) shall be permitted to prepay the Loans in accordance with the following terms and conditions:

(i) The Borrower (on its own behalf or on behalf of the applicable Co-Borrower(s)) or the applicable Co-Borrower may, upon notice to the Administrative Agent, at any time or from time to time (A) voluntarily prepay Base Rate Loans in whole or in part without premium or penalty and (B) voluntarily prepay Eurodollar Rate Loans in whole or in part on the last day of the applicable Interest Period without premium or penalty; provided that (1) such notice must be received by the Administrative Agent not later than 1:00 p.m. (A) one (1) Business Day prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; (2) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof; and (3) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid.

(ii) The Borrower (on its own behalf or on behalf of the applicable Co-Borrower(s)) or the applicable Co-Borrower may voluntarily prepay Eurodollar Rate Loans in whole or in part on any date other than the last day of the Interest Period applicable thereto without premium; provided that the Borrower shall deliver to the Administrative Agent a timely notice of prepayment in accordance with clause (a) above and pay any “breakage” charges and increased costs or charges incurred by the Lenders as the result of such prepayment pursuant to Section 3.05.

In the case of any prepayment made or to be made in connection with subclauses (i) or (ii) above: (A) the Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice with respect thereto, and of the amount of such Lender’s Pro Rata Share of such proposed prepayment; (B) if such notice is given by the Borrower (whether on its own behalf or on behalf of any Co-Borrower) or the applicable Co-Borrower, the Borrower (on its own behalf or on behalf of the applicable Co-Borrower(s)) or the applicable Co-Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; (C) any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05; and (D) each such prepayment shall be applied to the applicable Loans of the Lenders in accordance with their respective Pro Rata Shares. The failure of the Borrower or the applicable Co-Borrower to make a prepayment hereunder following the delivery of a notice of a pending prepayment pursuant to the provisions contained in this clause (a) shall not constitute a Default or Event of Default hereunder; provided, however, that the Administrative Agent shall not be required to accept any prepayment offered by the Borrower or the applicable Co-Borrower hereunder unless timely notice thereof has been given in accordance with (and to the extent required by) this clause (a) and Borrower’s or the applicable Co-Borrower’s prepayment is accompanied by any “breakage” charges and all other increased costs or charges incurred by the Lenders as the result of such prepayment.

(b) The Borrower (on its own behalf or on behalf of the applicable Co-Borrower(s)) or the applicable Co-Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower (whether on its own behalf or on behalf of any Co-Borrower) or the applicable Co-Borrower, the Borrower (on its own behalf or on behalf of the applicable Co-Borrower(s)) or the applicable Co-Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. The failure of the Borrower or the applicable Co-Borrower to make a prepayment hereunder following the delivery of a notice of a pending prepayment pursuant to the provisions contained in this clause (b) shall not constitute a Default or Event of Default hereunder; provided, however, that the Administrative Agent shall not be required to accept any prepayment offered by the Borrower or the applicable Co-Borrower hereunder unless timely notice thereof has been given in accordance with (and to the extent required by) this clause (b).

(c) If for any reason the Total Revolving Credit Outstandings at any time exceed the Revolving Credit Commitments then in effect or the aggregate Unsecured Debt of the Borrower and the Consolidated Entities (including any requested or pending Credit Extension) exceeds the amount permitted pursuant to Section 7.03(a)(ii) hereof, the Borrower or the applicable Co-Borrower shall (on its own behalf or on behalf of the applicable Co-Borrower(s)) immediately prepay Revolving Credit Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess, as applicable; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(c) unless after the prepayment in full of the Revolving Credit Loans and Swing Line Loans the Total Revolving Credit Outstandings exceed the Aggregate Revolving Credit Commitments then in effect.

Section 2.06 Termination or Reduction of Revolving Credit Commitments; Increase of Facility.

(a) Voluntary Terminations or Reductions. The Borrower may (as representative for all Borrower Parties), upon notice to the Administrative Agent, terminate the Revolving Credit Commitments, or from time to time permanently and irrevocably reduce the Revolving Credit Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrower shall not terminate or reduce the Revolving Credit Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Credit Outstandings would exceed the Aggregate Revolving Credit Commitments, (iv) any reduction of the Aggregate Revolving Credit Commitments to an amount below $350,000,000 shall result in a reduction of the Swing Line Sublimit by a percentage equal to the percentage reduction in the Aggregate Revolving Credit Commitments below $350,000,000 and (v) the Letter of Credit Sublimit shall be automatically reduced in accordance with the definition thereof concurrently with any reduction in the Aggregate Revolving Credit Commitments. Any reduction of the Aggregate Revolving Credit Commitments shall be applied to the Revolving Credit Commitment of each Revolving Credit Lender according to its Pro Rata Share. All fees accrued until the effective date of any termination of the Aggregate Revolving Credit Commitments shall be paid on the effective date of such termination. Notwithstanding anything contained herein to the contrary, Borrower shall not be permitted to request a reduction in the Aggregate Revolving Credit Commitments pursuant to this Section 2.06 more than two (2) times during any twelve (12) month period.

(b) Voluntary Increases in the Facilities.

(i) Availability. Following the Closing Date, provided there exists no Default or Event of Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may request increases in the Aggregate Revolving Credit Commitments by an amount not exceeding, in the aggregate, One Hundred Fifty Million and No/100 Dollars ($150,000,000); provided that any such request for an increase shall be in a minimum amount of Twenty-Five Million and No/100 Dollars ($25,000,000.00) and in increments of Five Million and No/100 Dollars ($5,000,000.00) in excess thereof, or if less, the entire remaining available amount. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Lenders) and the Borrower may also invite prospective lenders to respond.

(ii) Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Revolving Credit Commitment and, if so, whether by an amount equal to, greater than, or less than its Pro Rata Share of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Revolving Credit Commitment. Each prospective lender shall notify the Administrative Agent within such time period whether or not it agrees to fund any portion of the requested increase in the Aggregate Revolving Credit Commitments and, if so, by what amount. Any prospective lender not responding within such time period shall be deemed to have declined to fund any portion of the requested increase in the Aggregate Revolving Credit Commitments.

(iii) Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ and prospective lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent and the L/C Issuers (which approvals shall not be unreasonably withheld), the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent, Borrower and their respective counsel. If any prospective lender agrees to fund any portion of the requested increase in the Aggregate Revolving Credit Commitments (an “Additional Lender”), such Additional Lender shall become a Lender hereunder pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent, Borrower and their respective counsel.

(iv) Effective Date and Allocations. If the Aggregate Revolving Credit Commitments are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase which, for any existing Lender participating in such increase, need not be ratable in accordance with their respective Revolving Credit Commitments prior to such increase). The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.

(v) Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrower shall (A) pay (I) to the Arrangers, the Accordion Arrangement Fees (as defined in the Fee Letter) required by Paragraph 1 of the Fee Letter in connection with such increase in the Facility, (II) to the Administrative Agent for the account of Lenders participating in the increase of the Facility, upfront fees in amounts mutually agreeable to the Administrative Agent, the Syndication Agent, such Lenders and the Borrower pursuant to the terms and conditions set forth in Paragraph 2 of the Fee Letter for the Revolving Credit Facility, and (III) all reasonable costs and expenses (including Attorney Costs) incurred by the Administrative Agent in documenting or implementing such increase regardless of whether the Arrangers are able to syndicate the amount of the requested increase; provided, however, that the Borrower shall not pay any fees for increased amounts until such time as the increase occurs; and (B) deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date signed by a Responsible Officer of such Loan Party (I) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (II) in the case of the Borrower, certifying that, before and after giving effect to such increase, (y) the representations and warranties contained in Article V and the other Loan Documents are true and correct, in all material respects, on and as of the Increase Effective Date, except to the extent of changes resulting from matters permitted under the Loan Documents or other changes in the ordinary course of business not having a Material Adverse Effect, and except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct, in all material respects, as of such earlier date, and except that for purposes of this Section, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b) , respectively, of Section 6.01, and (z) no Default or Event of Default exists as of the date on which such increase is to occur. The Borrower shall prepay any Committed Revolving Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Revolving Loans ratable with any revised Pro Rata Shares arising from any nonratable increase in the Revolving Credit Commitments under this Section.

(vi) Conflicting Provisions. This Section shall supersede any provisions in Sections 2.13 or 10.01 to the contrary.

(c) General. The Administrative Agent will promptly notify the Lenders of any such notice of increase, termination or reduction of the Facility. To the extent the Facility is increased pursuant to clause (b) above, all Lenders (including both previously-existing and new Lenders) may request new Notes reflecting their respective Pro Rata Share of the Facility and new Lenders shall, to the extent necessary to cause the outstanding principal amount of the Loans and other Obligations allocable to each Lender to equal each such Lender’s Pro Rata Share, fund Loans directly to the other Lenders, as directed by the Administrative Agent. Upon the request of any Lender made through the Administrative Agent, the Borrower Parties hereby agree to execute and deliver any new Notes requested pursuant to this Section 2.06 to evidence the Loans made by the Lenders (provided any Notes being replaced are either returned, cancelled or marked as replaced and provided that any Notes delivered by the respective Co-Borrowers shall be held by the Administrative Agent pursuant to the terms of Section 2.11(b) hereof) and acknowledge, consent and agree to the funding by any new Lenders of Loans pursuant to the previous sentence for the purpose of causing the Outstanding Amount of such Loans to equal each Lender’s Pro Rata Share.

Section 2.07 Repayment of Loans.

(a) Intentionally Omitted.

(b) The Borrower Parties shall repay to the Administrative Agent for the benefit of the Revolving Credit Lenders on the Maturity Date for the Revolving Credit Facility, the aggregate principal amount of all Revolving Credit Loans outstanding on such date.

(c) The Borrower Parties shall repay each Swing Line Loan on the earlier to occur of (i) the date five (5) Business Days after such Loan is made and (ii) the Maturity Date for the Revolving Credit Facility.

Section 2.08 Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan under the Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate for the Facility; (ii) each Base Rate Loan under the Facility (other than Swing Line Loans) shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for the Facility; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate.

(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws (until such time as such payment is made and all Events of Default existing under the Agreement are cured, at which point the Default Rate shall no longer be applied).

(ii) If any amount (other than principal of any Loan) payable by any Borrower Party under any Loan Document is not paid by the date on which such failure to pay constitutes an Event of Default hereunder (whether as a result of the stated maturity of any Obligations, by acceleration or otherwise), then, unless otherwise agreed to by the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws (until such time as all Events of Default existing under the Agreement are cured, at which point the Default Rate shall no longer be applied).

(iii) Upon the request of the Required Lenders, while any Event of Default exists, the Borrower Parties shall pay interest on the principal amount of all outstanding Obligations hereunder from the date of such Event of Default at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws (until such time as all Events of Default existing under the Agreement are cured, at which point the Default Rate shall no longer be applied).

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d) The parties hereto hereby agree and stipulate that the only charge imposed upon the Borrower Parties for the use of money in connection with this Agreement is and shall be the interest specifically described in Section 2.03(c)(iii) and Sections 2.08(a) and (b). Notwithstanding the foregoing, the parties hereto further agree and stipulate that all amounts paid or due pursuant to Article III hereof and all fees provided for in Section 2.09 and all other agency fees, syndication fees, arrangement fees, amendment fees, up-front fees, commitment fees, facility fees, unused fee, closing fees, letter of credit fees, underwriting fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by the Administrative Agent or any Lender to third parties or for damages incurred by the Administrative Agent or any Lender or any other similar amounts or charges made to compensate the Administrative Agent or any such Lender for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred by the Administrative Agent and/or the Lenders in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money. Any use by any Borrower Party of certificates of deposit issued by any Lender or other accounts maintained with any Lender has been and shall be voluntary on the part of such Borrower Party. All charges other than charges for the use of money shall be fully earned and nonrefundable when due.

Section 2.09 Fees. In addition to certain fees described in subsections (i) and (j) of Section 2.03:

(a) Facility Fee. In consideration of the Revolving Credit Commitments of the Revolving Credit Lenders hereunder, the Borrower Parties shall pay to the Administrative Agent (for the benefit of the Revolving Credit Lenders) a facility fee equal to the Applicable Rate (based on a 360-day year) times the actual daily amount of the Aggregate Revolving Credit Commitments (or, if the Aggregate Revolving Credit Commitments have terminated, on the Outstanding Amount of all Revolving Credit Loans, Swing Line Loans and L/C Obligations), regardless of usage (the “Facility Fee”). The Facility Fee shall accrue at all times during the Availability Period (and thereafter so long as any Revolving Credit Loans, Swing Line Loans or L/C Obligations remain outstanding), including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the first day of each calendar quarter, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period (and, if applicable, thereafter on demand). All Facility Fees shall be fully earned when paid and shall not be refundable for any reason whatsoever. The Facility Fee shall commence to accrue on the Closing Date. Notwithstanding the foregoing, each Lender that is a

Defaulting Lender shall be entitled to receive fees payable under this Section 2.09(a) for any period during which such Lender is a Defaulting Lender only to the extent allocable to the sum of (i) the outstanding principal amount of the Revolving Credit Loans funded by it, plus (ii) its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.16.

(b) Other Fees. The Borrower shall, without duplication, pay to the Arrangers and the Administrative Agent for their own respective accounts fees described in Paragraphs 1-3 of the Fee Letter in the amounts and at the times specified in the Fee Letter. Bank of America shall pay to the Lenders the fees specified in Paragraph 2 of the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

Section 2.10 Computation of Interest and Fees; Retroactive Adjustments of Applicable Rates.

(a) All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day.

(b) If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason (i) the Consolidated Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall within five (5) Business Days and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or any L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period (after giving credit to any confirmed overpayments for prior periods determined in such restatement). This paragraph shall not limit the rights of the Administrative Agent, any Lender or any L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(i) or 2.08 or under Article VIII. The Borrower’s obligations under this paragraph shall survive termination of the Commitments and the repayment of all other Obligations hereunder for a period of two (2) years from the date of termination of the Commitments and the repayment of all the Obligations hereunder.

Section 2.11 Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower Parties and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower Parties hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, each of the Borrower Parties shall execute and deliver to such Lender (through the Administrative Agent) a Revolving Credit

Note, as applicable, which shall evidence such Lender’s Loans in addition to such accounts or records; provided, that the Lenders hereby agree that the Administrative Agent shall be permitted to hold for their benefit each Revolving Credit Note executed and delivered by the Co-Borrowers hereunder except to the extent that a Lender has specifically requested in writing that any such Note be delivered to it. The Administrative Agent or each Lender (as applicable) may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in subsection (a), each Revolving Credit Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Revolving Credit Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Revolving Credit Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

Section 2.12 Payments Generally.

(a) All payments to be made by any of the Borrower Parties shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by any Borrower Party hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) If any payment to be made by any Borrower Party shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c) Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the applicable Borrower Party(ies) or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the applicable Borrower Party(ies) or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

(i) if any Borrower Party failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the Federal Funds Rate from time to time in effect; and

(ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to any Borrower Party to the date such amount is recovered by the

Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Federal Funds Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower Parties, and the Borrower Parties shall pay such amount to the Administrative Agent, together with interest thereon (including any applicable “breakage” charges related thereto) for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower Parties may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.

(d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower Parties by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) The obligations of the Lenders hereunder to make Revolving Credit Loans and to fund participations in Letters of Credit and Swing Line Loans are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

Section 2.13 Sharing of Payments. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Revolving Credit Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Revolving Credit Loans or participations and accrued interest thereon greater than its Pro Rata Share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Revolving Credit Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Credit Loans and other amounts owing them, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower Parties pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.16, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Credit Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff (but subject to Section 10.09) and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

Section 2.14 Maturity Date.

(a) Maturity Date. Subject to extension pursuant to the terms and conditions set forth in clause (b) of this Section 2.14 and subject to the provisions of clause (c) of this Section 2.14, the Borrower Parties shall, on February 28, 2016 (the “Initial Maturity Date”), cause the Obligations in respect of the Revolving Credit Facility (including, without limitation, all outstanding principal and interest on the Revolving Credit Loans and Swing Line Loans and all fees, costs and expenses due and owing under the Loan Documents in respect of the Revolving Credit Facility) to be Fully Satisfied.

(b) Extended Maturity Date Option for the Revolving Credit Facility. Not more than one hundred eighty (180) days and not less than sixty (60) days prior to the Initial Maturity Date, the Borrower may (on behalf of all then-existing Borrower Parties) request in writing that the Revolving Credit Lenders extend the term of this Agreement in respect of the Revolving Credit Facility to February 28, 2017 (the “Extended Maturity Date”). Such extension option shall be subject to the satisfaction of the following requirements:

(i) at the Initial Maturity Date, there shall not exist any Default or Event of Default by the Borrower or any other Loan Party; and

(ii) the Borrower Parties shall, at the Initial Maturity Date, deliver to the Administrative Agent (for the pro rata benefit of the Revolving Credit Lenders based on their respective Revolving Credit Commitments) an extension fee equal to two tenths of one percent (0.20%) of the then-existing Aggregate Revolving Credit Commitments (whether funded or unfunded).

(c) Satisfaction of Obligations Upon Acceleration. Notwithstanding anything contained herein or in any other agreement to the contrary, to the extent any of the Obligations are accelerated pursuant to the terms hereof (including, without limitation, Section 8.02 hereof), the Borrower Parties shall, immediately upon the occurrence of such acceleration, cause such accelerated Obligations to be Fully Satisfied.

Section 2.15 Joint and Several Liability of Borrower Parties.

(a) Each of the Borrower Parties is accepting joint and several liability hereunder in consideration of the financial accommodation to be provided by the Revolving Credit Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each of the Borrower Parties and in consideration of the undertakings of each of the Borrower Parties to accept joint and several liability for the obligations of each of them under the Loan Documents.

(b) Each of the Borrower Parties jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrower Parties with respect to the payment and performance of all of the Obligations as to which there is a Co-Borrower, it being the intention of the parties hereto that all of the Obligations as to which there is a Co-Borrower shall be the joint and several obligations of each of the Borrower Parties without preferences or distinction among them.

(c) If and to the extent that any of the Borrower Parties shall fail to make any payment with respect to any of the Obligations as to which there is a Co-Borrower hereunder as and when due after the expiration of all applicable grace or cure periods or to perform any of such Obligations in accordance with the terms thereof, then in each such event, the other Borrower Parties will make such payment with respect to, or perform, such Obligation.

(d) The obligations of each Borrower Party under the provisions of this Section 2.15 constitute full recourse obligations of such Borrower Party, enforceable against it to the full extent of its properties and assets.

(e) Except as otherwise expressly provided herein, each Co-Borrower hereby waives notice of acceptance of its joint and several liability, notice of occurrence of any Default or Event of Default (except to the extent notice is expressly required to be given pursuant to the terms of this Agreement), or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by the Administrative Agent or any Lender under or in respect of any of the Obligations hereunder, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Agreement. Each Co-Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations hereunder, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Administrative Agent and/or Lenders at any time or times in respect of any default by any Borrower Party in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by the Administrative Agent and/or Lenders in respect of any of the Obligations hereunder, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of such Obligations or the addition, substitution or release, in whole or in part, of any Borrower Party. Without limiting the generality of the foregoing, each Co-Borrower assents to any other action or delay in acting or any failure to act on the part of the Administrative Agent or any Lender, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder which might, but for the provisions of this Section 2.15, afford grounds for terminating, discharging or relieving such Co-Borrower, in whole or in part, from any of its obligations under this Section 2.15, it being the intention of each Co-Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the obligations of such Co-Borrower under this Section 2.15 shall not be discharged except by performance and then only to the extent of such performance. The obligations of each Co-Borrower under this Section 2.15 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Borrower Party, the Administrative Agent or any Lender. The joint and several liability of the Borrower Parties hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any Borrower Party, the Administrative Agent or any Lender.

(f) The provisions of this Section 2.15 are made for the benefit of the Administrative Agent and the Lenders and their respective successors and assigns, and may be enforced by any such Person from time to time against any of the Borrower Parties as often as occasion therefor may arise and without requirement on the part of the Administrative Agent or any Lender first to marshal any of its claims or to exercise any of its rights against any of the other Borrower Parties or to exhaust any remedies available to it against any of the other Borrower Parties or to resort to any other source or means of obtaining payment of any of the Obligations, or to elect any other remedy. The provisions of this Section 2.15 shall remain in effect until all the Obligations hereunder shall have been paid in full or otherwise indefeasibly Fully Satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent and/or Lenders upon the insolvency, bankruptcy or reorganization of any of the Borrower Parties, or otherwise, the provisions of this Section 2.15 will forthwith be reinstated and in effect as though such payment had not been made.

(g) Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, the obligations of each Borrower Party hereunder shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code or any comparable provisions of any applicable state law.

(h) The Borrower, each Co-Borrower and each Guarantor (as applicable) shall have a right of contribution against any Co-Borrower designated as a “primary obligor” with respect to any portion of the Obligations to the extent the Borrower, any such Co-Borrower or Guarantor pays any portion of such Obligations; provided, that the Borrower, Co-Borrowers and Guarantors shall have no such right of contribution or any right of subrogation, indemnity or reimbursement against the applicable Co-Borrower for amounts paid in connection with this Section 2.15(h) until such time as all of the Obligations have been indefeasibly Fully Satisfied.

Section 2.16 Cash Collateral.

(a) Certain Credit Support Events. If (i) an L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) as of the Letter of Credit Cash Collateral Date, any L/C Obligation for any reason remains outstanding, (iii) the Borrower shall be required to provide Cash Collateral pursuant to Section 8.02(c), or (iv) there shall exist a Defaulting Lender, the Borrower shall immediately (in the case of clauses (i), (ii) and (iii) above) or within two (2) Business Days (in all other cases) following any request by the Administrative Agent or an L/C Issuer, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 2.17(a)(iv) and any Cash Collateral provided by the Defaulting Lender). Notwithstanding anything to the contrary herein, the Borrower may pay in full the applicable Minimum Collateral Amounts pursuant to clauses (i), (ii), (iii) and (iv) above or, in the sole discretion of the applicable L/C Issuer, provide other credit support acceptable to the applicable L/C Issuer, in each case, as opposed to providing the required Cash Collateral.

(b) Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuers and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.16(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the L/C Issuers as herein provided, or that the total applicable amount of such Cash Collateral is less than the applicable Minimum Collateral Amount, the

Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in one or more interest bearing Controlled Accounts at Bank of America. The Borrower shall pay on demand therefor from time to time all reasonable and customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.16 or Sections 2.03, 2.04, 2.05, 2.17 or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.07(b)(vi))), (ii) upon satisfaction in full of all the Obligations or (iii) the determination by the Administrative Agent and the applicable L/C Issuers that there exists excess Cash Collateral; provided, however, (x) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Loan Documents and the other applicable provisions of the Loan Documents, and (y) the Person providing Cash Collateral and the applicable L/C Issuers may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

Section 2.17 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 10.01.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.09 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the applicable L/C Issuers or Swing Line Lender hereunder; third, to Cash Collateralize the L/C Issuers’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.16; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the

L/C Issuers’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.16; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuers or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any L/C Issuer or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.17(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender and to the extent allocated to the repayment of principal shall not be considered outstanding under this Agreement, and each Lender irrevocably consents hereto. Nothing in this Section 2.17(a)(ii) shall be deemed to be a waiver of any rights of Borrower against a Defaulting Lender.

(iii) Certain Fees.

(A) Each Defaulting Lender shall be entitled to receive fees payable under Sections 2.09(a) and 2.09(b) for any period during which that Lender is a Defaulting Lender only to extent allocable to the sum of (1) the outstanding principal amount of the Revolving Credit Loans funded by it, and (2) its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.16.

(B) Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.16.

(C) With respect to any fee payable under Section 2.09(a) or (b) or any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to Administrative Agent for the account of each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to Administrative Agent for the account of the applicable L/C Issuer and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender to the extent Borrower has not Cash Collateralized such exposure or otherwise provided other credit support as provided herein, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Pro Rata Shares to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate amount of any Non-Defaulting Lender’s outstanding Revolving Credit Loans and its participations in L/C Obligations and Swing Line Loans to exceed such Non-Defaulting Lender’s Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrower shall, within two (2) Business Days and without prejudice to any right or remedy available to it hereunder or under applicable Law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.16.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, Swing Line Lender and the L/C Issuers agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Credit Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Shares (without giving effect to Section 2.17(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender; and provided, further, that subsequent to the time when each applicable Lender has ceased to be a Defaulting Lender, the Cash Collateral or other credit support provided by the Borrower and such Lender pursuant to the terms hereof shall be released to the applicable party.

Section 2.18 Appointment of Borrower as Agent for Borrower Parties. Each Borrower Party hereby appoints the Borrower to act as its exclusive agent for all purposes under this Agreement and the other Loan Documents (including, without limitation, with respect to all matters related to the borrowing and repayment of loans as described in Articles II and III hereof). Each Borrower Party (in such capacity) acknowledges and agrees that (a) the Borrower may execute such documents on behalf of all the Borrower Parties as the Borrower deems appropriate in its sole discretion and each Borrower Party (in such capacity) shall be bound by and obligated by all of the terms of any such document executed by the Borrower on its behalf, (b) any notice or other communication delivered by the Administrative Agent or any Lender hereunder to the Borrower shall be deemed to have been delivered to each Borrower Party and (c) the Administrative Agent and each of the Lenders shall accept (and shall be permitted to rely on) any document or agreement executed by the Borrower on behalf of the Borrower Parties (or any of them).

Except as noted herein with respect to requests for Borrowings or the making of payments, the Borrower Parties must act through the Borrower for all purposes under this Agreement and the other Loan Documents. Notwithstanding anything contained herein (except as noted herein with respect to requests for Borrowings or the making of payments), to the extent any provision in this Agreement requires any Borrower Party to interact in any manner with the Administrative Agent or the Lenders (other than through such Borrower Party’s execution and delivery of certain documents, agreements or instruments), such Borrower Party shall do so through the Borrower

Section 2.19 Tax Driven Lease Transactions. Subject to the Loan Parties’ compliance with Section 7.14 of this Agreement, the Lenders agree that, for so long as any real property asset of the Combined Parties is subject to a Tax Driven Lease Transaction, such property shall be treated as being wholly-owned by the Loan Parties for all purposes under this Agreement. Furthermore, for so long as net cash received (whether in the form of interest on bonds or otherwise) in connection with any Tax Driven Lease Transaction equals the net cash paid (whether in the form of rent or otherwise) under the applicable Tax Driven Lease Transaction Documents, such amounts shall be disregarded for purposes of calculating the Consolidated Fixed Charge Coverage Ratio.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

Section 3.01 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Administrative Agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Loan Party, then the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If any Loan Party or the Administrative Agent shall be required by the Code or the regulations promulgated thereunder to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code or applicable regulations promulgated thereunder, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii) If any Loan Party or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party or the

Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent if the Administrative Agent has made payment thereof, timely reimburse it for the payment of, any Other Taxes.

(c) Tax Indemnifications.

(i) Each of the Loan Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within thirty (30) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto (other than any penalties, interest or other charges that are due to the gross negligence or willful misconduct of the Recipient as determined in a final, nonappealable judgment by a court of competent jurisdiction), provided that such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or an L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an L/C Issuer, shall be conclusive absent manifest error. Each of the Loan Parties shall, and does hereby, jointly and severally indemnify the Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, for any amount which a Lender or an L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(c)(ii) below.

(ii) Each Lender and each L/C Issuer shall, and does hereby, severally indemnify, and shall make payment in respect thereof within ten (10) days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender or such L/C Issuer (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (y) the Administrative Agent and the Borrower, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.07(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Borrower, as applicable, against any Excluded Taxes attributable to such Lender or such L/C Issuer, in each case, that are payable or paid by the Administrative Agent or the Borrower in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender and each L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or such L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d) Evidence of Payments. Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e) Status of Lenders; Tax Documentation.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, on the Closing Date and at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the Recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II) executed originals of IRS Form W-8ECI;

(III) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(IV) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting and document requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or an L/C Issuer, or have any obligation to pay to any Lender or any L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or such L/C Issuer, as the case may be. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to the Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority other than any penalties, interest or other charges that are due to the gross negligence or willful misconduct of the Recipient requiring such payment as determined in a final, nonappealable judgment by a court of competent jurisdiction) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(g) Survival. Subject to Section 3.07, each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or an L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

Section 3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower Parties shall, upon demand from such Lender (with a copy to the Administrative Agent), convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the

Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such conversion, the Borrower Parties shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

Section 3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, or (c) the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender and will provide with such notification such information and materials as Administrative Agent determines is reasonably required to support such determination. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice, and the Administrative Agent shall promptly notify the Borrower and each Lender when the conditions for the obligation of the Lenders to make or maintain Eurodollar Rate Loans (or Base Rate Loans determined with reference to the Eurodollar Rate) is restored; provided, however, that to the extent the components utilized in determining the Base Rate (other than the Eurodollar Rate) are available to the Administrative Agent, the Borrower may request Committed Borrowing of Base Rate Loans subject to the other terms and conditions set forth in this Agreement. Upon receipt of such notice that the obligation of Lenders to make or maintain Eurodollar Rate Loans (or Base Rate Loans determined with reference to the Eurodollar Rate) is suspended, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.

Section 3.04 Increased Cost; Reduced Return; Capital Adequacy; Reserves.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate) or any L/C Issuer;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or any L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or any L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such L/C Issuer, the Borrower will (within fifteen (15) days of its receipt of any such request) pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will (within fifteen (15) days of its receipt of a request from a Lender or L/C Issuer) pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of the Administrative Agent, any L/C Issuer or any Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder, an explanation thereof and reasonable supporting information or evidence with respect thereto shall be conclusive in the absence of manifest error so long as such requests for compensation are made within ninety (90) days of incurrence. Any Person seeking compensation under this Article III shall, in connection with any such claim, provide both the Administrative Agent and the Borrower with a copy of the certificate and supporting information/evidence referenced in the previous sentence. In determining the compensation amount claimed, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods. The Borrower shall pay such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within fifteen (15) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or such L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than ninety (90) days prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the ninety (90) day period referred to above shall be extended to include the period of retroactive effect thereof).

Section 3.05 Compensation for Losses. Within fifteen (15) days of demand by any Lender (with a copy to the Administrative Agent) from time to time, the Borrower Parties shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b) any failure by the Borrower Parties (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.16;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower Parties shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower Parties to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

Section 3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender, any L/C Issuer, or any Governmental Authority for the account of any Lender or any L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower such Lender or such L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or such L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or such L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or such L/C Issuer, as the case may be. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or any L/C Issuer in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 3.06(a) in a way that eliminates the additional cost, the Borrower may replace such Lender in accordance with Section 10.16.

Section 3.07 Survival. All of the Borrower Parties’ obligations under this Article III shall survive for a period of ninety (90) days following the date on which such obligations arise and shall, to the extent such ninety (90) day period has not run prior to the termination of the Commitments and repayment of all other Obligations hereunder, survive such termination of the Commitments and repayment of all other Obligations hereunder for the remainder of such ninety (90) day period.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

Section 4.01 Conditions of Initial Credit Extension. The occurrence of the Closing Date, the initial effectiveness of this Agreement and obligation of each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i) executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

(ii) a Note executed by the Borrower in favor of each Lender requesting a Note;

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(iv) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in the jurisdiction of its incorporation or organization;

(v) a favorable opinion of McKenna Long & Aldridge, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, in form and substance satisfactory to the Administrative Agent, covering enforceability of the Loan Documents and other matters to be agreed upon;

(vi) a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect; and (C) the calculation of the Consolidated Leverage Ratio as of December 31, 2011;

(vii) a duly completed Compliance Certificate as of December 31, 2011, signed by a Responsible Officer of the Borrower; and

(viii) such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuers, the Swing Line Lender or the Required Lenders reasonably may require.

(b) Any fees required to be paid to the Administrative Agent, the Arrangers or any other Lender (whether pursuant to the Fee Letter or otherwise) on or before the Closing Date shall have been paid.

(c) Unless waived by the Administrative Agent, the Borrower shall have paid all Attorney Costs of the Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs of the Administrative Agent as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(d) The representations and warranties of the Loan Parties contained in Article V or any other Loan Document, or which are contained in any other document furnished at any time under this Agreement, shall be true and correct in all material respects on and as of the Closing Date.

(e) No Default shall exist and be continuing as of the Closing Date.

(f) There shall not have occurred a material adverse change since December 31, 2011 in the business, assets, operations, condition (financial or otherwise) or prospects of the Borrower and its Consolidated Entities taken as a whole, or in the facts and information regarding such entities as represented to date.

(g) There shall not exist any action, suit, investigation, or proceeding, pending or threatened, in any court or before any arbitrator or governmental authority that purports to affect the Borrower, its Consolidated Entities or any transaction contemplated hereby, or that could reasonably be expected to have a Material Adverse Effect on the Borrower and its Consolidated Entities or any transaction contemplated hereby or on the ability of any party to perform its obligations under the documents to be executed in connection herewith or in connection with any other Loan Document.

(h) The Borrower and its Consolidated Entities shall be in compliance with all existing financial obligations and Contractual Obligations, the failure to comply with which could reasonably be expected to have a Material Adverse Effect.

(i) The Administrative Agent and Lenders shall have completed all due diligence with respect to the Borrower, its Consolidated Entities and its Unconsolidated Entities and the Properties owned thereby.

(j) The Existing Indebtedness has been (or will be, simultaneously with closing hereunder) repaid and satisfied in full and all lending commitments in respect of the Existing Indebtedness have been terminated.

Section 4.02 Conditions to all Credit Extensions.

The obligation of each Lender to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a) The representations and warranties of the Loan Parties contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under this Agreement, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent of changes resulting from matters permitted under the Loan Documents or other changes in the ordinary course of business not having a Material Adverse Effect, and except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b) No Default (or, in the case of Revolving Credit Loans to be made in connection with any Unreimbursed Amount, no Event of Default) shall exist, or would result from such proposed Credit Extension.

(c) The Administrative Agent and, if applicable, an L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d) Each Co-Borrower that has not been released as a Co-Borrower pursuant to Section 6.12 hereof shall have executed and delivered a Co-Borrower Joinder Agreement, such other documents, instruments and agreements as may be reasonably required by Administrative Agent to evidence such Co-Borrower’s obligations hereunder in respect of the Revolving Credit Facility and such Revolving Credit Notes as may be requested by the Lenders.

Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a), (b) and (d) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Loan Parties, jointly and severally, represent and warrant to the Administrative Agent and the Lenders that:

Section 5.01 Existence, Qualification and Power; Compliance with Laws.

The Borrower and each Consolidated Entity (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents (if any) to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws; except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.02 Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents;

(b) conflict with or result in any breach or contravention of, or the creation of any Lien (other than a Permitted Lien) under, (i) any Contractual Obligation to which such Person is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

Section 5.03 Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document except the filing of this Agreement with the Securities and Exchange Commission.

Section 5.04 Binding Effect.

This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except (i) that enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws (whether statutory, regulatory or decisional) now or hereafter in effect relating to creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought, whether in a proceeding at law or in equity.

Section 5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in accordance with GAAP the financial condition of the Borrower and the Consolidated Entities (including the Consolidated Entities’ interest in the Unconsolidated Entities) as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the applicable parties as of the date thereof, including liabilities for taxes, material commitments and Indebtedness as required by GAAP.

(b) With respect to every calendar quarter which ends subsequent to the Closing Date, the unaudited consolidated balance sheets of the Borrower and the Consolidated Parties (including the Consolidated Entities’ interest in the Unconsolidated Entities) dated as of the end of the most recently ended calendar quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the most recently ended calendar quarter (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in accordance with GAAP the financial condition of the parties identified therein as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

Section 5.06 Litigation.

Except as specifically disclosed in Schedule 5.06 (as amended by any Compliance Certificate or Request for Credit Extension containing supplemental information thereto), there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Consolidated Party or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, that are not covered by insurance and, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

Section 5.07 No Default.

Neither the Borrower, nor any Consolidated Entity is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

Section 5.08 Ownership of Property; Liens.

The Borrower and each Consolidated Entity has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Borrower and the Consolidated Entities is subject to no Liens, other than Liens permitted by Section 7.01.

Section 5.09 Environmental Compliance.

The Borrower and each Consolidated Entity conduct in the ordinary course of business in connection with the purchase of real estate a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on or with respect to such properties, and as a result thereof the Loan Parties have reasonably concluded that, except as specifically disclosed in Schedule 5.09 (as amended by any Compliance Certificate or Request for Credit Extension containing supplemental information thereto), any violation of such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.10 Insurance.

The properties of the Borrower and each Consolidated Entity are insured with financially sound and reputable insurance companies not the Borrower, any Subsidiary of the Borrower, any Consolidated Entity, any Unconsolidated Entity or any Investment Entity, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Consolidated Entity operates.

Section 5.11 Taxes.

The Borrower and each Consolidated Entity have filed all Federal, state and other material tax returns and reports required to be filed unless an extension has been obtained, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. To the best of Borrower’s knowledge and belief, there is no proposed tax assessment against the Borrower or any Consolidated Entity that would, if made, have a Material Adverse Effect.

Section 5.12 ERISA Compliance.

(a) Except as set forth on Schedule 5.12, each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the best knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

Section 5.13 Consolidated Entities; REIT Status.

As of the Closing Date and as of the date of the last Compliance Certificate delivered pursuant to the terms of this Agreement, the Borrower has no Consolidated Entities other than those specifically disclosed in Part (a) of Schedule 5.13 and has no equity investments in any other Unconsolidated Entity or Investment Entity other than those specifically disclosed in Part (b) of Schedule 5.13 (as amended by any Compliance Certificate containing supplemental information thereto). The Borrower qualifies as a REIT.

Section 5.14 Margin Regulations; Investment Company Act; Public Utility Holding Company Act.

(a) The Borrower Parties are not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) None of the Borrower Parties, any Person Controlling any of the Borrower Parties, or any Consolidated Entity is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 5.15 Disclosure.

Each Loan Party has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished in writing by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) as of the date thereof contains any material misstatement of material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made and taken as a whole, not misleading; provided that, with respect to projected financial information, the Borrower Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 5.16 Compliance with Laws.

The Borrower and each Consolidated Entity is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 5.17 Intellectual Property; Licenses, Etc.

The Borrower and each Consolidated Entity owns, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person except where such failure could not reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Loan Parties, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Consolidated Entity infringes upon any rights held by any other Person except where such failure could not reasonably be expected to have a Material Adverse Effect. Except as specifically disclosed in Schedule 5.17, (as amended by any Compliance Certificate or Request for Credit Extension containing supplemental information thereto), no claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Loan Parties, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.18 Taxpayer Identification Number. The Borrower’s true and correct U.S. taxpayer identification number is set forth on Schedule 10.02.

Section 5.19 Burdensome Agreements. No Loan Party is a party to any Contractual Obligation (other than this Agreement, any other Loan Document or such Loan Party’s Organization Documents) that limits the ability of any Loan Party to create, incur, assume or suffer to exist Liens on the Unencumbered Properties of any Loan Party which are included in the calculation of either the covenant contained in Section 7.03(a)(ii) or the covenant contained in Section 7.11(b) (for purposes of clarification, this Section 5.19 shall not limit the ability of a Loan Party to enter into unsecured credit facilities similar to this Agreement, provided that such credit facilities do not limit the ability of any Loan Party to create, incur, assume or suffer to exist Liens on such Unencumbered Properties, it being agreed that any agreement requiring Unencumbered Properties to be free of Liens in order to be counted in a borrowing base (such as the terms of Sections 7.01 and 7.03(a)(ii)) shall not violate the foregoing).

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, each Loan Party shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.11) cause each Consolidated Entity to:

Section 6.01 Financial Statements.

Deliver to the Administrative Agent, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a) as soon as available, but in any event within ninety (90) days after the end of each calendar year of the Borrower (commencing with the calendar year ended 2012), a consolidated balance sheet of the Borrower and the Consolidated Entities as at the end of such calendar year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such calendar year, setting forth in each case in comparative form the figures for the previous calendar year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant or accounting firm of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification, exception, assumption or explanatory language or any qualification, exception, assumption or explanatory language as to the scope of such audit; and

(b) as soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) calendar quarters of each calendar year of the Borrower (commencing with the calendar quarter ended March 31, 2012), a consolidated balance sheet of the Borrower and the Consolidated Entities as at the end of such calendar quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such calendar quarter and for the portion of the Borrower’s calendar year then ended, setting forth in each case in comparative form the figures for the corresponding calendar quarter of the previous calendar year and the corresponding portion of the previous calendar year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and the Consolidated Entities in accordance with GAAP as of the date thereof, subject only to normal year-end audit adjustments and the absence of footnotes.

As to any information contained in materials furnished pursuant to Section 6.02, the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in subsections (a) and (b) above at the times specified therein.

Section 6.02 Certificates; Other Information.

Deliver to the Administrative Agent:

(a) concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default or, if any such Default shall exist, stating the nature and status of such event;

(b) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

(c) promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Consolidated Entity, or any audit of any of them;

(d) promptly after the same are available, copies of each annual report, proxy or financial statement or other material report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, or material periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto; and

(e) promptly, such additional data, certificates, reports, statements, documents or other information regarding the business, assets, liabilities, financial or corporate affairs, projected financial performance, operations or other matters pertaining to the Borrower or any Consolidated Entity, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system that is approved by the Borrower, such approval not to be unreasonably withheld (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its

Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower, its Affiliates or their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.08); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor”. Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC”.

Section 6.03 Notices.

Promptly notify the Administrative Agent and each Lender after a Responsible Officer becomes aware thereof:

(a) of the occurrence of any Default and the nature thereof;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Consolidated Entity; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Consolidated Entity and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Consolidated Entity, including pursuant to any applicable Environmental Laws;

(c) of the occurrence of any ERISA Event; and

(d) of any material change in accounting policies or financial reporting practices by the Borrower or any Consolidated Entity.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower Parties have taken and propose to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all material provisions of this Agreement and any other Loan Document that have been breached.

Section 6.04 Payment of Obligations.

Pay and discharge as the same shall become due and payable, (a) all material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Consolidated Entity; and (b) all lawful material claims which, if unpaid, would by law become a Lien (other than a Permitted Lien) upon its property, provided, however, such lawful claims may be contested in good faith in appropriate proceedings and as to which adequate reserves in accordance with GAAP shall have been established, but only so long as enforcement of any such claim has been stayed and so long as such proceedings could not subject any Lender to any civil or criminal penalty or liability.

Section 6.05 Preservation of Existence, Etc.

(a) Except to the extent failure to do the same is not likely to result in a Material Adverse Effect: (i) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (ii) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business; and (iii) preserve or renew all of its registered patents, trademarks, trade names and service marks and (b) cause the Borrower to, at all times during the term hereof, maintain its status as an Internal Revenue Service-qualified REIT.

Section 6.06 Maintenance of Properties.

Except to the extent failure to do the same is not likely to result in a Material Adverse Effect: (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof; and (c) use at least the standard of care typical in the industry in the operation and maintenance of its facilities.

Section 6.07 Maintenance of Insurance.

Maintain with financially sound and reputable insurance companies (provided that such companies shall not, in any case, be the Borrower, any Subsidiary of the Borrower, any Consolidated Entity, any Unconsolidated Entity or any Investment Entity), insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and providing for not less than thirty (30) days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance.

Section 6.08 Compliance with Laws.

Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

Section 6.09 Books and Records.

(a) Maintain proper books of record and account, in which full, true and correct entries in all material respects in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Consolidated Entity, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Consolidated Entity, as the case may be.

Section 6.10 Inspection Rights.

Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that neither the Administrative Agent nor any Lender shall take any action which would result in the interference with any tenant’s right to quiet enjoyment of the property subject to any lease during the term thereof; provided, further, that the Administrative Agent and each Lender agree to use reasonable efforts to share information among one another and to coordinate such inspections to minimize disruption for the Borrower; provided, further, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

Section 6.11 Use of Proceeds.

Use the proceeds of the Credit Extensions (a) to repay the Existing Indebtedness, and (b) for acquisitions, development, renovation, working capital in the ordinary course of business, to support letters of credit and other general purposes.

Section 6.12 Additional Guarantors; Creation of Co-Borrowers; Release of Co-Borrowers.

(a) Within thirty (30) days of the end of each calendar quarter during the term of this Agreement, except as specifically provided below, cause each Person who has become a Domestic Subsidiary that constitutes a Consolidated Entity during the calendar quarter that was just ended, to (i) become a Guarantor by executing and delivering to the Administrative Agent a Guarantor Joinder Agreement and such other document as the Administrative Agent shall reasonably deem appropriate for such purpose, and (ii) deliver to the Administrative Agent documents of the types referred to in clauses (iii) and (iv) of Section 4.01(a) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), all in form, content and scope reasonably satisfactory to the Administrative Agent; provided, however, that (A) a Consolidated Entity shall not be required to execute a Guarantor Joinder Agreement and become a Guarantor hereunder if such Consolidated Entity (1) owns no Unencumbered Properties which are included in the calculation of either the covenant contained in Section 7.03(a)(ii) or the covenant contained in Section 7.11(b) and (2) either (I) is prohibited under the terms of its Organization Documents or the terms of any Indebtedness from providing Guarantees of Indebtedness of any other Person, or (II) is not wholly-owned by the Borrower, or (III) is directly or indirectly wholly-owned by the Borrower and has aggregate assets with a book value of less than $25,000,000, (B) in the event during any calendar quarter during the term of this Agreement, the Borrower or any Consolidated Entity creates or acquires a Domestic Subsidiary that has an asset value that exceeds five percent (5%) of the total value of Unencumbered Properties included in the calculation of either the covenant contained in Section 7.03(a)(ii) or the covenant contained in Section 7.11(b) (as reasonably determined by the Administrative Agent using information provided to it by the Borrower pursuant to the terms of this Agreement), then provided that such Domestic Subsidiary owns Unencumbered Properties included in the calculation of either the covenant contained in Section 7.03(a)(ii) or the covenant contained in Section 7.11(b), the Borrower shall require such newly created or acquired Domestic Subsidiary to execute and deliver the documentation required pursuant to clauses (i) and (ii) above within thirty (30) days of the date of creation or acquisition of such Domestic Subsidiary, and (C) to the extent a Consolidated Entity that was previously exempted from execution of a Guarantor Joinder Agreement pursuant to subclause (A) above no longer satisfies the criteria for exemption set forth therein and is required to be a Guarantor hereunder, such Consolidated Entity shall, within thirty (30) days of the end of the applicable calendar quarter, fulfill the requirements of clauses (i) and (ii) above. Notwithstanding the foregoing, the Borrower may nominate any Consolidated Entity to become a Guarantor of the Facility, and each such entity’s inclusion as a Guarantor of the Facility shall be subject to the terms and conditions otherwise set forth in this Section 6.12. Notwithstanding the terms of clause 6.12(a)(ii) above, the Administrative Agent shall have the right, in the exercise of its reasonable discretion, to waive the requirement that the Borrower provide an opinion of counsel with respect to a Consolidated Entity becoming a Guarantor hereunder for any Consolidated Entity that has aggregate assets of less than $25,000,000 and that does not represent more than two percent (2%) of the total value of all Unencumbered Properties.

(b) Provide to the Administrative Agent, to the extent the Borrower intends to qualify any then-existing Guarantor as a party entitled to directly borrow Loan funds pursuant to the terms hereof and to otherwise act as a Borrower Party in respect of the Facility for purposes of this Agreement (a “Co-Borrower”): (i) a written request to designate such Guarantor as a Co-Borrower of the Facility, (ii) a Co-Borrower Joinder Agreement executed by each of the Borrower and such Guarantor and (iii) Notes for each Lender executed by the proposed Co-Borrower; provided, that

(A) the materials required to be delivered pursuant to subclauses (i) and (ii) above may be delivered to the Administrative Agent concurrently with the materials causing the applicable Guarantor to initially qualify as a Guarantor pursuant to clause (a) above (it being understood that no Person may become a Co-Borrower unless it is first (or simultaneously becomes) a Guarantor and no Guarantor can become a Co-Borrower until such materials have been delivered);

(B) the Administrative Agent shall have the right to approve or reject the qualification of any proposed Co-Borrower subject to the following criteria:

(1) the Administrative Agent shall have the right to reject the qualification of any proposed Co-Borrower within five (5) Business Days of its receipt of the materials required above to the extent that any such materials delivered in connection with the qualification thereof are not, in the reasonable judgment of the Administrative Agent, complete, accurate or otherwise sufficient to cause such proposed Co-Borrower to be legally bound as a Borrower Party hereunder and shall, in connection with any rejection of a proposed Co-Borrower, deliver to the Borrower a written explanation of the grounds for such rejection;

(2) in the absence of any rejection by the Administrative Agent pursuant to item (1) above, the qualification of the proposed Co-Borrower shall be effective as of the date occurring six (6) Business Days following the Administrative Agent’s receipt of all materials required to be delivered for qualification of a Co-Borrower pursuant to this clause (b); provided, that if the Administrative Agent, for any reason, ultimately rejects the qualification of a proposed Co-Borrower pursuant to the terms of this Section 6.12(b), the Administrative Agent shall, promptly upon the request of the Borrower, return to the Borrower the materials delivered pursuant to items (i), (ii) and (iii) of this Section 6.12(b); and

(C) any Guarantor designated from time to time as a Co-Borrower hereunder shall, at all times (until released as a Co-Borrower hereunder) remain liable for all of the outstanding Obligations as a Co-Borrower, and, until released as a Guarantor, shall remain liable for all of the outstanding Obligations as a Guarantor; provided, that release of a Person as a Co-Borrower hereunder shall not constitute the release of such Person as a Guarantor.

(c) Provide to the Administrative Agent, to the extent the Borrower intends to cause the release of any Co-Borrower from its qualification as a Co-Borrower hereunder (i) a written request for the release of the applicable Co-Borrower and (ii) a certification by the Borrower and such Co-Borrower that the applicable Co-Borrower shall remain bound by the terms and conditions of its Guarantor Joinder Agreement as a Guarantor of the Revolving Credit Facility, and that, following its release as a Co-Borrower hereunder, it will remain liable as a Guarantor for all of the Obligations pursuant to the terms of Article XI hereof and that such Co-Borrower is not the “primary obligor” with respect to any then-outstanding Loans (or that such Loans are being repaid in connection with such requested release); provided that (A) any such request for release shall be effective as of the Business Day following the Administrative Agent’s receipt of the materials required pursuant to this clause (c); (B) the Administrative Agent and/or Lenders shall, upon the release of any Person as a Co-Borrower hereunder, return to the Borrower any Notes executed by the applicable Co-Borrower; (C) any Co-Borrower which is released as a Co-Borrower hereunder shall, immediately upon such release, resume its status as a Guarantor hereunder and remain subject to all of the terms and conditions set forth herein with respect to the Guarantors (including, without limitation, the provisions of Article XI hereof), and (D) the Administrative Agent shall, at the request of the Borrower, provide evidence of the release of any Co-Borrower in a form reasonably acceptable to the Borrower to the extent such release is permitted pursuant to this clause (c).

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, no Loan Party shall, nor shall it permit any Consolidated Entity to, directly or indirectly:

Section 7.01 Liens.

Create, incur, assume or suffer to exist any Lien (other than a Permitted Lien) upon (a) any of the Unencumbered Properties; provided, that (i) mortgage Indebtedness with respect to such Unencumbered Properties may be incurred to the extent the underlying Indebtedness would not cause the Loan Parties to be in violation of any financial or other covenant contained herein (including, without limitation, those contained in Sections 7.03 or 7.11 hereof) and (ii) the parties hereto acknowledge that the incurrence of any such mortgage Indebtedness will cause the applicable Unencumbered Property to cease to qualify as such for purposes of this Agreement; or (b) any of its other property, assets or revenues, whether now owned or hereafter acquired, if the Indebtedness underlying such Lien would cause the Loan Parties to be in violation of Section 7.11(c) hereof.

Section 7.02 Investments.

Make any loan, advance or otherwise acquire evidences of Indebtedness, capital stock or other securities of any Person or otherwise make any Investment, except:

(a) Investments in, loans and advances to, or other acquisitions of evidences of Indebtedness or capital stock or other securities of the Borrower, any Consolidated Entity or any Unconsolidated Entity, and

(b) Investments in, loans and advances to, or other acquisitions of evidences of Indebtedness or capital stock or other securities of any Person if the same relate to real estate, interests in real estate or Persons involved in the ownership, investment, management, leasing, development or financing of real estate to the extent such Investment is in compliance with the limitations on assets that may be owned by real estate investment trusts and is consistent with Borrower’s business strategy;

provided that Borrower and its Consolidated Entities shall not make Investments in or loans or advances to, or acquire the capital stock of any Persons that would qualify as an Investment Entity if the aggregate amount thereof, together with amounts committed to be contributed or advanced to any other then-existing Investment Entities, exceeds $90,000,000.

Notwithstanding anything to the contrary contained in the foregoing, each of the Borrower and its Consolidated Entities may make investments of its working capital and other reserves in (i) cash, (ii) Cash Equivalents and (iii) money market mutual funds and other investments approved from time to time by the Administrative Agent in its discretion.

Section 7.03 Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness for Money Borrowed:

(a) that is Unsecured Debt, except to the extent that:

(i) if such Indebtedness is new Indebtedness that did not exist as of the Closing Date, the Administrative Agent has received, not less than ten (10) days prior to the closing of such Indebtedness, written notice of the intention of such Loan Party to enter into such Indebtedness, together with a pro forma Compliance Certificate showing projected compliance by the Loan Parties with each of the financial covenants set forth herein from the date of the incurrence of such Indebtedness through the Extended Maturity Date and a summary of the material terms and conditions of the loan documents with respect thereto; and

(ii) the aggregate Unsecured Debt of the Loan Parties (including any requested or pending Credit Extension) is less than or equal to the difference between (A) the sum of (I) the Value of Income Producing Assets wholly owned by the Loan Parties that are Unencumbered Properties, multiplied by sixty percent (60%) plus (II) the Value of Non-Income Producing Assets wholly owned by the Loan Parties that are Unencumbered Properties and that are not Land Assets, Condominium Assets or Residential Assets, multiplied by sixty percent (60%), plus (III) the Value of Non-Income Producing Assets wholly owned by the Loan Parties that are Unencumbered Properties that are entitled residential Land Assets or Residential Assets, multiplied by fifty percent (50%), plus (IV) the sum of (a) the value of the items included in clause (a) of the definition of “Value of Liquid Assets” (which items are wholly owned by the Loan Parties and not encumbered other than by Permitted Liens described in clauses (a) or (b) of the definition thereof) multiplied by one hundred percent (100%), plus (b) the value of the items included in clauses (b) and (c) of the definition of “Value of Liquid Assets” (which items are wholly owned by the Loan Parties and not encumbered other than by Permitted Liens described in clauses (a) or (b) of the definition thereof) multiplied by fifty percent (50%), less (B) the sum of (I) the amount of incurred and outstanding secured Indebtedness that is recourse to the Borrower and/or Consolidated Entities (not including debt recourse to a single asset entity or customary recourse carve-outs relating to nonrecourse secured Indebtedness) in excess of ten percent (10%) of Total Assets, plus (II) the aggregate amount by which incurred and outstanding secured recourse Indebtedness (of the Borrower and/or Consolidated Entities) exceeds seventy-five percent (75%) of the cost of the underlying individual collateral (that are not Land Assets) securing such Indebtedness, plus (III) the aggregate amount by which incurred and outstanding secured recourse Indebtedness (of the Borrower and/or Consolidated Entities) exceeds fifty percent (50%) of the cost of the underlying individual Land Assets securing such Indebtedness; provided, that (y) to the extent the sum of the amounts calculated pursuant to subclauses (A)(II), (A)(III) and (A)(IV) above constitutes more than twenty percent (20%) of the total of the amount calculated pursuant to subclauses (A)(I), (A)(II), (A)(III) and (A)(IV) of this clause (a)(ii), such amount shall be reduced to the extent required to cause the amount calculated pursuant to such subclauses (A)(II), (A)(III) and (A)(IV) to equal twenty percent (20%) of the total of the amount calculated pursuant to subclauses (A)(I), (A)(II), (A)(III) and (A)(IV) of this clause (a)(ii), and (z) to the extent the amount calculated pursuant to subclause (A)(III) above constitutes more than five percent (5%) of the total of the amount calculated pursuant to subclauses (A)(I), (A)(II), (A)(III) and (A)(IV) of this clause (a)(ii), such amount shall be reduced to the extent required to cause the amount calculated pursuant to such subclause (A)(III) to equal five percent (5%) of the total of the amount calculated pursuant to subclauses (A)(I), (A)(II), (A)(III) and (A)(IV) of this clause (a)(ii); and

(b) that is Secured Debt that is recourse to the Borrower and/or Consolidated Entities (not including debt recourse to a single asset entity or customary recourse carve-outs relating to nonrecourse Secured Debt) except to the extent that such Secured Debt does not, as of any date of calculation, exceed an aggregate amount equal to twenty percent (20%) of Total Assets as of such date.

Section 7.04 Fundamental Changes.

Merge, dissolve, liquidate, consolidate with or into another Person, except that, so long as no Default or Event of Default exists or would result therefrom:

(a) any Consolidated Entity of the Borrower may merge with the Borrower, provided that the Borrower shall be the continuing or surviving Person, or any one or more other Consolidated Entities, provided that when any Guarantor or any Co-Borrower is merging with another Consolidated Entity of the Borrower, such Guarantor or Co-Borrower shall be the continuing or surviving Person or the surviving entity shall assume all guarantee obligations of the Guarantor and, if applicable, all obligations of such party as a Co-Borrower simultaneously with such merger;

(b) any Person may merge or consolidate with or into the Borrower; provided that (i) such action is not hostile, (ii) the Borrower shall be the continuing or surviving Person, (iii) the other entity or entities involved in such merger or consolidation are engaged in a line of business in which the Borrower is permitted to engage and (iv) after giving effect to such merger or consolidation, the Borrower shall be in compliance, on a pro forma basis, with Sections 7.03 and 7.11; and

(c) any Guarantor may be dissolved if such Guarantor is being released from its Guaranty by the Administrative Agent pursuant to the terms of Section 9.11(d) hereof, and any other Consolidated Entity that is not a Loan Party may be dissolved if it ceases to hold material assets.

Section 7.05 Dispositions.

Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of inventory in the ordinary course of business;

(c) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d) Dispositions of property by any Consolidated Entity to the Borrower or to a wholly-owned Consolidated Entity of the Borrower or other Person that will be a Guarantor upon the completion of such Disposition; provided that if the transferor of such property is a Guarantor, the transferee thereof must either be the Borrower or a Guarantor;

(e) Any other Dispositions by the Borrower and/or the Consolidated Entities; provided that, (i) to the extent any such Disposition involves property with a value or purchase price in excess of $50,000,000, neither the Borrower nor any Consolidated Entity shall Dispose of such property unless the Borrower has, within twenty (20) days prior to such disposition, delivered to the Administrative Agent a Compliance Certificate showing projected compliance by the Loan Parties with each of the financial covenants set forth herein; (ii) except to the extent the Administrative Agent has provided written consent for such Disposition expressly noting the existence or projected existence of such Event of Default, no Event of Default shall exist as of the date of such Disposition or would result from such Disposition and (iii) to the extent such action would require that a Guarantor be released, the Administrative Agent has provided written consent of such release (which consent will not be withheld or unreasonably delayed to the extent a properly and fully completed Compliance Certificate is provided by the Borrower pursuant to and in accordance with subclause (i) above and such asset is the only asset of the applicable Guarantor or such asset is the Capital Stock of such Guarantor).

Section 7.06 Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment or Restricted Purchase, or incur any obligation (contingent or otherwise) to do so, except that:

(a) the Borrower may, during any taxable year, declare or make Restricted Payments if the Borrower’s Consolidated Leverage Ratio, as of the end of the preceding taxable year, is less than or equal to 0.60 to 1.00; provided, however, that if the Borrower’s Consolidated Leverage Ratio is greater than 0.60 to 1.00 as of the end of any taxable year, the Borrower may, during the next taxable year, only declare or make Restricted Payments in an amount not to exceed the minimum amount required to maintain REIT status;

(b) the Consolidated Entities may make Restricted Payments to the Borrower and to any other Consolidated Entities;

(c) the Borrower and the Consolidated Entities may make cash distributions to their respective shareholders or other owners for capital gains resulting from certain assets sales to the extent necessary to avoid payment of taxes on such asset sales imposed under Sections 857(b)(3) and 4981 of the Code;

(d) any Consolidated Entity (other than the Borrower) may make payments to any partner, member or shareholder of such Person required to be made pursuant to any contractual obligations of such Person or the Organization Documents of such Person (other than distributions to the equity holders of the Borrower in their capacity as such); and

(e) so long as there does not exist at such time and would not be caused thereby, (i) an Event of Default under this Agreement, or (ii) any other Event of Default which has not been cured or waived by the Required Lenders within a period of ninety (90) days from the date that the Borrower knew or should have known of such Event of Default, the Borrower may make Restricted Purchases.

Section 7.07 Intentionally Omitted.

Section 7.08 Transactions with Affiliates.

Enter into any material transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Affiliate as would be obtainable by the Borrower or such Affiliate at the time in a comparable arm’s length transaction with a Person other than an Affiliate except for agreements which are direct cost or direct revenue pass-through in nature.

Section 7.09 Burdensome Agreements. Enter into or suffer to exist any Contractual Obligation (other than this Agreement, any other Loan Document or such Loan Party’s Organization Documents) that limits the ability of any Loan Party to create, incur, assume or suffer to exist Liens on the Unencumbered Properties of any Loan Party which are included in the calculation of either the covenant contained in Section 7.03(a)(ii) or the covenant contained in Section 7.11(b) (for purposes of clarification, this Section 7.09 shall not limit the ability of a Loan Party to enter into unsecured credit facilities similar to this Agreement, provided that such credit facilities do not limit the ability of any Loan Party to create, incur, assume or suffer to exist Liens on such Unencumbered Properties, it being agreed that any agreement requiring Unencumbered Properties to be free of Liens in order to be counted in a borrowing base (such as the terms of Sections 7.01 and 7.03(a)(ii)) shall not violate the foregoing).

Section 7.10 Use of Proceeds.

Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

Section 7.11 Financial Covenants.

(a) Shareholders’ Equity. Permit Shareholders’ Equity at any time to be less than the sum of (i) the greater of (A) $406,000,000.00 and (B) an amount equal to seventy percent (70%) of the amount of Shareholders’ Equity as of March 31, 2012, plus (ii) an amount equal to seventy percent (70%) of the amount of proceeds (net of transaction costs) received by the Borrower or any wholly-owned Consolidated Entity (other than (A) issuances to the Borrower or a wholly-owned Consolidated Entity or (B) issuances the proceeds of which are used to refinance an existing equity issue) from the issuance of shares of capital stock, warrants, options or other equity securities of any class or character following the Closing Date.

(b) Consolidated Unencumbered Interest Coverage Ratio. Permit the Consolidated Unencumbered Interest Coverage Ratio (as calculated as of the end of each calendar quarter of the Borrower based on the information provided pursuant to Section 6.01 hereof) to be less than 2.00 to 1.00.

(c) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio at any time during the term hereof to be greater than 0.60 to 1.00.

(d) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio (as of the end of any calendar quarter of the Borrower based on the information provided pursuant to Section 6.01 hereof) to be less than (i) 1.40 to 1.00 for all dates prior to the Extension Effective Date and (ii) 1.50 to 1.00 for the calendar date on the Extension Effective Date and for all dates thereafter.

Section 7.12 Prepayment of Other Indebtedness, Etc.

If any Event of Default has occurred and is continuing or would be directly or indirectly caused as a result thereof, after the issuance thereof, (a) amend or modify any of the terms of any Indebtedness of such Person (other than Indebtedness arising under the Loan Documents) if such amendment or modification would add or change any terms in a manner adverse in any material respect to such Person or to the Lenders, (b) shorten the final maturity or average life to maturity thereof or require any payment thereon to be made sooner than originally scheduled or increase the interest rate applicable thereto, or (c) make (or give any notice with respect thereto) any voluntary or optional payment or prepayment thereof, or make (or give any notice with respect thereto) any redemption or acquisition for value or defeasance (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange with respect thereto.

Section 7.13 Organization Documents; Subsidiaries.

Permit any Loan Party to (a) amend, modify, waive or change its Organization Documents in a manner materially adverse to the Lenders or in a manner that permits any Person (other than Thomas G. Cousins) to, at any time, own more than twenty-five percent (25%) of the voting equity securities of the Borrower, or (b) create, acquire or permit to exist or permit or cause any of their Subsidiaries to create, acquire or permit to exist, any Foreign Subsidiaries, except to the extent that the assets held in such Foreign Subsidiaries constitute less than ten percent (10%) of Total Assets.

Section 7.14 Tax Driven Lease Transactions.

Until any real property asset of the Combined Parties that is subject to a Tax Driven Lease Transaction has been repurchased by a Loan Party as provided in the applicable Tax Driven Lease Transaction Documents, without the prior written consent of the Required Lenders, modify or amend any Tax Driven Lease Transaction Documents, or any other agreement related thereto, in any manner that would (i) cause a change in the accounting treatment of such Tax Driven Lease Transaction under GAAP, (ii) adversely affect the ability of any Combined Party to repurchase any property of the Combined Parties that is subject to a Tax Driven Lease Transaction for nominal consideration or (iii) otherwise cause such transaction to not meet the terms of the definition of Tax Driven Lease Transactions.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

Section 8.01 Events of Default.

Any of the following shall constitute an Event of Default:

(a) Non-Payment. Any Borrower Party or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation at maturity, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within ten (10) Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. The Borrower (or, if applicable, any Borrower Party) fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.05, 6.10, 6.11 or 6.12 or Article VII; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after receipt of notice by the Loan Parties; or

(d) Representations and Warranties. Any representation, warranty or certification made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default.

(i) Any Loan Party or any Consolidated Entity (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any recourse Indebtedness for Money Borrowed or Monetized Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (excluding undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness for Money Borrowed or Monetized Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs and (C) all applicable grace and/or cure period with respect to such Indebtedness for Money Borrowed has expired, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness for Money Borrowed or the beneficiary or beneficiaries of such Monetized Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness for Money Borrowed to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness for Money Borrowed to be made, prior to its stated maturity, or such Monetized Guarantee to become payable or cash collateral in respect thereof to be demanded; or

(ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which any Loan Party or any Consolidated Entity is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which any Loan Party or any Consolidated Entity is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by any Loan Party or such Consolidated Entity as a result thereof is greater than the Threshold Amount; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any Consolidated Entity institutes or consents to the institution of any proceeding against it under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; provided that this Section 8.01(f) shall not apply to Cousins/Meyers II, LLC; or

(g) Inability to Pay Debts; Attachment. Any Loan Party or any Consolidated Entity admits in writing its inability or otherwise fails generally to pay its debts as they become due; provided that this Section 8.01(g) shall not apply to Cousins/Meyers II, LLC; or

(h) Judgments. There is entered against any Loan Party or any Consolidated Entity (i) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect with respect to any Loan Party; or any Loan Party other than the Administrative Agent or one of the Lenders contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k) Change of Control. There occurs any Change of Control with respect to the Borrower.

Section 8.02 Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower Parties;

(c) require that the Borrower Parties Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any of the Borrower Parties under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower Parties to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

Section 8.03 Application of Funds.

After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings and L/C Obligations (to the extent of the aggregate undrawn amounts of outstanding Letters of Credit), ratably among the Lenders and, in the case of L/C Obligations, to the Administrative Agent (for the account of the applicable L/C Issuers to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit), in proportion to the respective amounts described in this clause Fourth held by them; provided, that, to the extent Obligations constituting unpaid principal and L/C Borrowings remain unpaid or L/C Obligations are not fully Cash Collateralized after application of all amounts as provided in this clause Fourth, then, as and when Letters of Credit expire without being drawn, the Cash Collateral held therefor shall be paid ratably among the Lenders and the Administrative Agent as first provided in this clause Fourth until the unpaid principal of all Loans and L/C Borrowings has been paid in full and all L/C Obligations have been fully Cash Collateralized;

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX

ADMINISTRATIVE AGENT

Section 9.01 Appointment and Authorization of Administrative Agent.

(a) Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) Each L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in this Article IX and in the definition of “Agent-Related Person” included such L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such L/C Issuer.

Section 9.02 Delegation of Duties.

The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

Section 9.03 Liability of Administrative Agent.

No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

Section 9.04 Reliance by Administrative Agent.

(a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b) For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 9.05 Notice of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default”. The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default as may be directed by the Required Lenders in accordance with Article VIII; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable or in the best interest of the Lenders.

Section 9.06 Credit Decision; Disclosure of Information by Administrative Agent.

Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower Parties and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower Parties and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

Section 9.07 Indemnification of Administrative Agent.

Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower Parties. The undertaking in this Section shall survive termination of the Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

Section 9.08 Administrative Agent in its Individual Capacity.

Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though Bank of America were not the Administrative Agent or an L/C Issuer hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, Bank of America shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent or an L/C Issuer, and the terms “Lender” and “Lenders” include Bank of America in its individual capacity.

Section 9.09 Successor Administrative Agent.

The Administrative Agent may be removed at the written direction of the Required Lenders to the extent the Administrative Agent is shown to be grossly negligent in the performance of its material obligations and/or duties hereunder or to have engaged in willful misconduct in the performance of such obligations and/or duties. The Administrative Agent may resign as Administrative Agent upon thirty (30) days’ notice to the Lenders and the Borrower; provided that any such resignation by or removal of Bank of America shall also constitute its resignation or removal (as applicable) as an L/C Issuer and the Swing Line Lender. If the Administrative Agent resigns or is otherwise removed under this Agreement, the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders, which successor administrative agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor administrative agent is appointed prior to the effective date of the resignation or removal of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor administrative agent from among the Lenders (and, in the case of a removal of the Administrative Agent, with the consent of the Borrower, such consent not to be unreasonably withheld). Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent, L/C Issuer and Swing Line Lender and the respective terms “Administrative Agent,” “L/C Issuer” and “Swing Line Lender” shall mean such successor administrative agent, Letter of Credit issuer and swing line lender, and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated and the retiring L/C Issuer’s and Swing Line Lender’s rights, powers and duties as such shall be terminated, without any other or further act or deed on the part of such retiring L/C Issuer or Swing Line Lender or any other Lender, other than the obligation of the successor L/C Issuer to issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or to make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit. After any retiring or removed Administrative Agent’s resignation or removal (as applicable) hereunder as Administrative Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent, an L/C Issuer or Swing Line Lender under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is thirty (30) days following a retiring or removed Administrative Agent’s notice of resignation or its removal by the Lenders, the retiring/removed Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

Section 9.10 Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.03(i) and (j), Section 2.09 and Section 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.11 Guaranty/Borrower Party Matters.

The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion to release any Guarantor from its obligations under the Guaranty if:

(a) (i) such Person is the subject of or enters into a Disposition pursuant to Section 7.05(e) hereof, (ii) the Administrative Agent receives a Compliance Certificate with respect to such Disposition, (iii) such Compliance Certificate is properly and fully completed pursuant to and in accordance with Section 7.05(e)(i) and (iv) the asset subject to such Disposition is the only asset of the applicable Guarantor or is the Capital Stock of such Guarantor;

(b) (i) such Person enters into mortgage Indebtedness that is permitted by Section 7.01(a) hereof and the terms of such mortgage Indebtedness prohibit such Person from being a Guarantor hereunder, (ii) the Administrative Agent receives a Compliance Certificate with respect to such mortgage Indebtedness demonstrating compliance with the requirements of Section 7.01(a)(i) hereof and (iii) the asset being subject to such mortgage Indebtedness is the only asset of the applicable Guarantor;

(c) such Person otherwise ceases to be a Consolidated Entity as a result of a transaction permitted hereunder; or

(d) such Guarantor, following any transaction not prohibited by the terms of this Agreement, ceases to hold any material assets.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.11. The Administrative Agent shall, at the request of the Borrower, consent to the release of any Guarantor hereunder or otherwise provide evidence of such release reasonably acceptable to the Borrower to the extent such release is permitted pursuant to clauses (a), (b) or (c) above. The Lenders further irrevocably authorize the Administrative Agent to qualify, reject the qualification of and permit the release of Co-Borrowers in accordance with the provisions of Sections 6.12(b) and (c) hereof.

Section 9.12 Other Agents; Arrangers and Managers.

None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “managing agent,” “co-agent,” “bookrunner,” “book manager,” “lead manager,” “arranger,” “lead arranger” or “co-arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE X

MISCELLANEOUS

Section 10.01 Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower Parties or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower Parties or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in (i) Section 4.01(a) without the written consent of each Lender and (ii) without limiting the generality of clause (a)(i) preceding, Section 4.02 as to any Credit Extension under the Revolving Credit Facility without the written consent of the Required Lenders;

(b) except as permitted by Section 2.14 hereof, extend or increase the Commitment of any Lender (or reinstate any Commitment of any Lender terminated pursuant to Section 8.02) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest or fees due to the Lenders (or any of them) or any scheduled or mandatory reduction of the Revolving Credit Commitments hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower Parties to pay interest or Letter of Credit Fees at the Default Rate;

(e) change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(g) except as expressly provided in this Agreement or the other Loan Documents, release any Guarantor from the Guaranty without the written consent of each Lender;

(h) waive any Event of Default based on a failure to pay principal, interest or fees due hereunder (as referenced in Section 8.01(a)) without the written consent of each Lender;

(i) permit the Borrower or any Borrower Party to assign any of its obligations hereunder, except in accordance with Section 10.07(a) hereof without the written consent of each Lender; or

(j) impose any greater restriction on the ability of any Lender under the Facility to assign any of its rights or obligations hereunder without the written consent of the Required Lenders;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuers in addition to the Lenders required above, affect the rights or duties of the L/C Issuers under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by such L/C Issuers; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto (but not in contravention of Section 10.01(d) above with respect to fees payable to any Lender). Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders) for so long as such Lender is a Defaulting Lender, except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

Section 10.02 Notices and Other Communications; Facsimile Copies.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be mailed certified or registered mail, faxed or delivered to the applicable address, facsimile number or (subject to subsection (c) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, any other Borrower Party, any Guarantor, the Administrative Agent, any L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower, the Administrative Agent, the L/C Issuers and the Swing Line Lender.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b). Notwithstanding the foregoing, notices relating to Defaults, Events of Default or the exercise of remedies hereunder shall only be delivered by hand (and signed for by a Person at the offices of or the mail facilities used by the Borrower), overnight courier service or certified or registered mail.

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower Party, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower Party’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Borrower Party, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties, the Administrative Agent and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrower or any other Borrower Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower Parties shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower or any other Borrower Party. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

(f) Change of Address, Etc. Each of the Borrower and the Administrative Agent, may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities Laws.

Section 10.03 No Waiver; Cumulative Remedies.

No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 10.04 Attorney Costs, Expenses and Taxes.

The Borrower Parties agree (a) to pay or reimburse the Administrative Agent for all reasonable costs and expenses incurred in connection with the preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, and (b) to pay or reimburse the Administrative Agent and each Lender for all reasonable costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents in connection with an Event of Default (including all such reasonable costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the

Administrative Agent and the cost of independent public accountants and other outside experts retained by the Administrative Agent or any Lender in connection with an Event of Default. All amounts due under this Section 10.04 shall be payable within ten (10) Business Days after demand therefor. The agreements in this Section shall survive the termination of the Commitments and repayment of all other Obligations.

Section 10.05 Indemnification by the Borrower.

Whether or not the transactions contemplated hereby are consummated, the Borrower Parties shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with or as a result of (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower, any Consolidated Entity or any other Loan Party, or any Environmental Liability related in any way to the Borrower, any Consolidated Entity or any other Loan Party, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), IN ALL CASES, WHETHER OR NOT CAUSED OR ARISING, IN WHOLE OR IN PART OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from such Indemnitee’s breach in bad faith, gross negligence or willful misconduct. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee have any liability for any indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). All amounts due under this Section 10.05 shall be payable within ten (10) Business Days after demand therefor. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations. Without limiting the provisions of Section 3.01(c), this Section 10.04 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

Section 10.06 Payments Set Aside.

To the extent that any payment by or on behalf of any Borrower Party is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

Section 10.07 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under the Facility and the Loans at the time owing to it under the Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $10,000,000 in the case of any assignment in respect of the Revolving Credit Facility, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund (unless the addition of such Lender, Affiliate of Lender or Approved Fund will, as of the effective date of such assignment, make the Borrower Parties liable for payment of additional amounts under Article III hereof that are not otherwise payable to the assignor);

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) any Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) any Loan to a Person not a Lender, an Affiliate of a Lender or an Approved Fund with respect to such Lender;

(C) the consent of the L/C Issuers (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D) the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B) or (C) to a natural Person.

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, any L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurson.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request and return of a Note being replaced, cancelled or marked replaced, the Borrower and Co-Borrowers (at their expense), as applicable, shall execute and deliver a Note to the assignee Lender (provided, that the Co-Borrowers shall deliver their Revolving Credit Notes to the Administrative Agent absent a specific request by a Lender for its respective Revolving Credit Note). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower Parties (and such agency being only for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower Parties, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower Parties or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower Parties, the Administrative Agent, the L/C Issuers and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, notwithstanding notice to the contrary. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.05 without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification that would (i) postpone any date upon which any payment of money is scheduled to be paid to such Participant, (ii) reduce the principal, interest, fees or other amounts payable to such Participant, or (iii) release any Guarantor from the Guaranty to which it is a party. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time without need for any consent pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.

(g) Registration as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America or JPMorgan Chase Bank, as applicable, assigns all of its Revolving Credit Commitment and Revolving Credit Loans pursuant to subsection (b) above, Bank of America or JPMorgan Chase Bank, as applicable, may, (i) upon thirty (30) days’ notice to the Borrower and the Lenders, resign as an L/C Issuer and/or (ii) upon thirty (30) days’

notice to the Borrower, in the case of Bank of America, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Revolving Credit Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America or JPMorgan Chase Bank, as applicable, as an L/C Issuer or (solely in the case of Bank of America) Swing Line Lender, as the case may be. If Bank of America or JPMorgan Chase Bank, as applicable, resigns as an L/C Issuer, it shall retain all the rights and obligations of an L/C Issuer hereunder with respect to all applicable Letters of Credit issued by it outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Revolving Credit Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Revolving Credit Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).

Section 10.08 Confidentiality.

Each of the Administrative Agent and the Lenders for themselves, their Affiliates and Agent Related Persons, agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives who need to know the Information in connection with the transactions contemplated by the Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential) and who will use such Information only in connection with the transactions contemplated by the Agreement; (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, provided that prior to making any such disclosure (other than to a banking regulator or auditor), such Person shall endeavor in the ordinary course of business to promptly notify the Borrower in writing so that the Borrower may seek an appropriate protective order (notwithstanding the foregoing, should such Person fail to notify Borrower, such person shall have no liability to Borrower or any other Credit Party); (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of the Loan Parties; (g) with the consent of the Borrower; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower; or (i) to the National Association of Insurance Commissioners or any other similar organization having jurisdiction over such Lender. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. For the purposes of this Section, “Information” means all information received from the Borrower or any of its Consolidated Entities relating to the Borrower or any Combined Entity or Investment Entity or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis as described above prior to disclosure by the Borrower or any Combined Entity or Investment Entity; provided that, in the case of information received from the Borrower or any Combined Party after the date hereof, except as expressly noted thereon, all financial information or other information relating to any proposed transactions of the Borrower, any Combined Party, any Investment Entity or any of the Borrower’s Affiliates shall be considered confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 10.09 Set-off.

In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default after obtaining the prior written consent of the Administrative Agent, each Lender is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of the respective Loan Parties, and each Loan Party hereby grants a security interest in all such deposits and indebtedness to the Administrative Agent for the benefit of the Administrative Agent and the Lenders, against any and all Obligations owing to such Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuers and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

Section 10.10 Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower Parties. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.11 Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 10.12 Integration.

This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

Section 10.13 Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension (unless such notice has been received from the Borrower in writing), and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

Section 10.14 Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.14, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, any L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 10.15 Intentionally Omitted.

Section 10.16 Replacement of Lenders.

If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto , then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.07), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.07(b);

(b) subject to Section 2.17, such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable Laws; and

(e) in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 10.17 Governing Law.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF GEORGIA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE ADMINISTRATIVE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF GEORGIA SITTING IN FULTON COUNTY OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE BORROWER, THE OTHER BORROWER PARTIES, THE GUARANTORS, THE ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE BORROWER, THE OTHER BORROWER PARTIES, THE GUARANTORS, THE ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY CREDIT DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH OF THE BORROWER, THE OTHER BORROWER PARTIES, THE GUARANTORS, THE ADMINISTRATIVE AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

Section 10.18 Waiver of Right to Trial by Jury.

EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 10.19 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Arrangers, and the Lenders on the other hand, and the Borrower and each other Loan Party is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent and each Arranger is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower, any other Loan Party or any of their respective Affiliates, stockholders, creditors (other than acting as Administrative Agent for the Lenders hereunder) or employees or any other Person; (iii) neither the Administrative Agent nor any Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower or any other Loan Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent or any Arranger has advised or is currently advising the Borrower, any other Loan Party or any of their respective Affiliates on other matters) and neither the Administrative Agent nor any Arranger has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent, the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent nor any Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) neither the Administrative Agent nor any Arranger has provided or will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Borrower and the other Loan Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty.

Section 10.20 USA PATRIOT Act Notice.

Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Borrower Party that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies such Borrower Party, which information includes the name and address of such Borrower Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower Party in accordance with the Act.

Section 10.21 Attorneys’ Fees.

As used in this Agreement and in the other Loan Documents, “reasonable” attorneys’ fees of the Administrative Agent’s, any Lender’s or any other Person’s counsel shall mean the actual fees of such Person’s counsel billed at standard hourly rates of such counsel, computed without regard to any percentage of principal and interest as provided in O.C.G.A. § 13-1-11(a)(2).

Section 10.22 Existing Credit Agreement.

Upon the satisfaction of all conditions precedent to the effectiveness of this Agreement, the Agreement amends and restates the Existing Credit Agreement in its entirety.

ARTICLE XI

GUARANTY

Section 11.01 The Guaranty.

Each of the Guarantors hereby jointly and severally guarantees to each Lender, each Affiliate of a Lender that enters into a Swap Contract with respect to the Loans, and the Administrative Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due after the expiration of all applicable grace or cure periods (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations are not paid in full when due after the expiration of all applicable grace or cure periods (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever (except for such notices as may be specifically required by the terms of the Loan Documents), and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due after the expiration of all applicable grace or cure periods (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents or Swap Contracts entered into in connection with the Loans, the obligations of each Guarantor under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law.

Section 11.02 Obligations Unconditional.

The obligations of the Guarantors under Section 11.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or Swap Contracts entered into in connection with the Loans, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance (other than payment) whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 11.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against any Borrower Party or any other Guarantor for amounts paid under this Article XI until such time as the Obligations have been Fully Satisfied. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder which shall remain absolute and unconditional as described above:

(a) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of any of the Loan Documents, any Swap Contract entered into in connection with the Loans between any Consolidated Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Loan Documents or such Swap Contracts shall be done or omitted;

(c) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents, any Swap Contract entered into in connection with the Loans between any Consolidated Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Loan Documents or such Swap Contracts shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d) any Lien granted to, or in favor of, the Administrative Agent or any Lender or Lenders as security for any of the Obligations shall fail to attach or be perfected; or

(e) any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever except as required by the Loan Documents, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents, any Swap Contract entered into in connection with the Loans between any Consolidated Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Loan Documents or such Swap Contracts, or against any other Person under any other guarantee of, or security for, any of the Obligations.

Section 11.03 Reinstatement.

The obligations of the Guarantors under this Article XI shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each Lender within fifteen (15) days of demand for all reasonable costs and expenses (including, without limitation, fees and expenses of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

Section 11.04 Certain Additional Waivers.

Each Guarantor further agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 11.02 and through the exercise of rights of contribution pursuant to Section 11.06. Each Guarantor hereby expressly waives the benefits of O.C.G.A. Section 10-7-24.

Section 11.05 Remedies.

The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 8.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 8.02) for purposes of Section 11.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 11.01. The Guarantors acknowledge and agree that to the extent their obligations hereunder become secured, the Lenders may exercise their remedies thereunder in accordance with the terms of the applicable security documents.

Section 11.06 Rights of Contribution.

The Guarantors hereby agree as among themselves that, in connection with payments made hereunder, each Guarantor shall have a right of contribution from each other Guarantor in accordance with applicable Law. Such contribution rights shall be subordinate and subject in right of payment to the Obligations until such time as the Obligations have been indefeasibly Fully Satisfied, and none of the Guarantors shall exercise any such contribution rights until the Obligations have been indefeasibly Fully Satisfied.

Section 11.07 Guarantee of Payment; Continuing Guarantee.

The guarantee in this Article XI is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

[REMAINDER OF PAGE LEFT BLANK –

SIGNATURE PAGES, SCHEDULES AND EXHIBITS FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:	COUSINS PROPERTIES INCORPORATED, a Georgia corporation

By:
	Name:	Craig B. Jones
	Title:	Executive Vice President

GUARANTORS:	CARRIAGE AVENUE, LLC, a Delaware limited liability company

		By:	Cousins Properties Incorporated, a Georgia corporation, as managing member

By:
		Name:	Craig B. Jones
		Title:	Executive Vice President

CUZWAT INVESTMENTS LLC,
COUSINS CPV HOLDINGS LLC,
CPI 191 LLC,

each a Georgia limited liability company

		By:	Cousins Properties Incorporated, a Georgia corporation, as managing member

By:
		Name:	Craig B. Jones
		Title:	Executive Vice President

3280 PEACHTREE I LLC,
AVENUE WEBB GIN LLC,
each a Georgia limited liability company

		By:	Cousins Properties Incorporated, a Georgia corporation, as manager

By:
		Name:	Craig B. Jones
		Title:	Executive Vice President

Signature Page

COUSINS MURFREESBORO LLC, CP SANDY SPRINGS LLC, 3280 PEACHTREE III LLC, 1230 PEACHTREE ASSOCIATES LLC, IPC INVESTMENTS LLC, each a Georgia limited liability company

	By:	Cousins Properties Incorporated, a Georgia corporation, as sole member

By:
	Name:	Craig B. Jones
	Title:	Executive Vice President

CEDAR GROVE LAKES, LLC, BLALOCK LAKES, LLC, each a Georgia limited liability company

	By:	Cousins Real Estate Corporation, a Georgia
corporation, as sole member

By:
	Name:	Craig B. Jones
	Title:	Executive Vice President

COUSINS REAL ESTATE CORPORATION, CPI DEVELOPMENT, INC.,
each a Georgia corporation

By:
Name:	Craig B. Jones
Title:	Executive Vice President

COUSINS/DANIEL, LLC, a Georgia limited liability company

	By:	Cousins, Inc., an Alabama corporation, as manager

By:
	Name:	Craig B. Jones
	Title:	Executive Vice President

COUSINS, INC., an Alabama corporation

By:
Name:	Craig B. Jones
Title:	Executive Vice President

Signature Page

COUSINS PROPERTIES WATERVIEW LLC, COUSINS PROPERTIES PALISADES LLC, each a Texas limited liability company

By:	Cousins Properties Incorporated, a Georgia
corporation, as sole member

By:
Name:	Craig B. Jones
Title:	Executive Vice President

CP VENTURE SIX LLC, a Delaware limited liability company

By:	CP Venture IV Holdings LLC, a Delaware limited liability company, as manager

By:	Cousins Properties Incorporated, a Georgia corporation, as Development Manager

By:
Name:	Craig B. Jones
Title:	Executive Vice President

AVENUE FORSYTH LLC, a Georgia limited liability company

By:	CP Venture Six LLC, a Delaware limited liability company, as sole member

By:	CP Venture IV Holdings LLC, a Delaware limited liability company, as manager

By:	Cousins Properties Incorporated, a Georgia corporation, as Development Manager

By:
Name:	Craig B. Jones
Title:	Executive Vice President

Signature Page

COUSINS TIFFANY SPRINGS MARKETCENTER LLC, a Georgia limited liability company

By:	CP Venture Six LLC, a Delaware limited liability company, as sole member

By:	CP Venture IV Holdings LLC, a Delaware limited liability company, as manager

By:	Cousins Properties Incorporated, a Georgia corporation, as Development Manager

By:
Name:	Craig B. Jones
Title:	Executive Vice President

ONE NINETY ONE PEACHTREE ASSOCIATES, LLC, a Georgia limited liability company

By:	CPI 191 LLC, a Georgia limited liability company, as managing member

By:	Cousins Properties Incorporated, a Georgia Corporation, as managing member

By:
Name:	Craig B. Jones
Title:	Executive Vice President

[signature pages continued]

Signature Page

LENDERS/AGENTS:

BANK OF AMERICA, N.A., individually in its capacity as a Lender, as Administrative Agent, as an L/C Issuer and as Swing Line Lender

By:
Name:
Title:

Signature Page

JPMORGAN CHASE BANK, N.A., individually in its capacity as a Lender, as Syndication Agent and as an L/C Issuer

By:
Name:
Title:

Signature Page

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:
Name:
Title:

Signature Page

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:
Name:
Title:

Signature Page

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:
Name:
Title:

Signature Page

SUNTRUST BANK, as a Lender

By:
Name:
Title:

Signature Page

RBS CITIZENS, N.A. D/B/A CHARTER ONE, as a Lender

By:
Name:
Title:

Signature Page

THE NORTHERN TRUST COMPANY, as a Lender

By:
Name:
Title:

Signature Page

FIRST TENNESSEE BANK NATIONAL ASSOCIATION, as a Lender

By:
Name:
Title:

Signature Page

ATLANTIC CAPITAL BANK, as a Lender

By:
Name:
Title:

Signature Page

SCHEDULE 1.1(a)

EXISTING LETTERS OF CREDIT

	September 30,	September 30,	September 30,		September 30,
LC #	BENEFICIARY	PROJECT	MATURITY		AMOUNT
941531	CITY OF SAN DIEGO	Mira Mesa Marketcenter	01-Jun-12		$1,000,000.00
3102214	TRAVELERS INSURANCE	Bond Portfolio Collateral	25-Feb-12	*	$1,105,342.92

*	Bank of America, N.A. as the L/C Issuer of such Letter of Credit has been notified of the Borrower’s intent to renew such Letter of Credit.

Schedule 1.1(a)

SCHEDULE 1.1(b)

INVESTMENT ENTITIES

Charlotte Gateway Village, LLC

Verde Realty Inc.

CP Venture Two LLC

CP Venture Five LLC

MSREF/Cousins Terminus 200, LLC

TRG Columbus Development Venture, Ltd

LM Land Holdings, LP (CL Realty investment entity)

LM Farms, Inc. (CL Realty investment entity)

LM Development, LP (CL Realty investment entity)

CL Chatham, LLC (CL Realty investment entity)

TGR Land, L.P. (Temco investment entity)

TGR Golf, L.P. (Temco investment entity)

Schedule 1.1(b)

SCHEDULE 2.01(a)

REVOLVING CREDIT COMMITMENTS

AND PRO RATA SHARES

	September 30,	September 30,
Lender	Revolving Credit Commitment	Pro Rata Share
Bank of America, N.A.	$50,000,000	14.285714286%
JPMorgan Chase Bank, N.A.	$50,000,000	14.285714286%
Wells Fargo Bank, National Association	$45,000,000	12.857142857%
PNC Bank, National Association	$44,000,000	12.571428571%
U.S. Bank National Association	$44,000,000	12.571428571%
SunTrust Bank	$44,000,000	12.571428571%
RBS Citizens, N.A. D/B/A Charter One	$35,000,000	10.000000000%
The Northern Trust Company	$20,000,000	5.714285714%
First Tennessee Bank National Association	$10,000,000	2.857142857%
Atlantic Capital Bank	$8,000,000	2.285714286%
Total	$350,000,000	100.00%

Schedule 2.01(a)

SCHEDULE 5.05

Intentionally Omitted.

Schedule 5.05

SCHEDULE 5.06

LITIGATION

NONE.

Schedule 5.06

SCHEDULE 5.09

ENVIRONMENTAL MATTERS

NONE.

Schedule 5.09

SCHEDULE 5.12

ERISA MATTERS

NONE.

Schedule 5.12

SCHEDULE 5.13

CONSOLIDATED ENTITIES AND OTHER EQUITY INVESTMENTS

IN UNCONSOLIDATED ENTITIES AND INVESTMENT ENTITIES

Part (a). Consolidated Entities.

Carriage Avenue, LLC

Cousins Real Estate Corporation

Cousins Aircraft Associates, LLC

Cousins/Myers II, LLC

Cousins/Daniel, LLC

Cousins, Inc.

Cousins Properties Waterview LLC

Cedar Grove Lakes, LLC

Cousins Development, Inc.

Cousins Real Estate Development Inc.

Pine Mountain Ventures, LLC

New Land Realty, LLC

Cousins MarketCenters, Inc.

Cousins Properties Services LLC

CP Venture Three LLC

CREC Property Holdings LLC

Cousins Condominium Development, LLC

C/W King Mill I, LLC

905 Juniper Venture, LLC

King Mill Project I, LLC

Cousins King Mill, LLC

Cousins Jefferson Mill, LLC

3280 Peachtree I LLC

Cousins LaFrontera, LLC

Cousins Properties Palisades, LLC

IPC Investments LLC

Cousins San Jose MarketCenter LLC

Avenue Webb Gin LLC

CPI 191 LLC

Ridgewalk Funding LLC

615 Peachtree LLC

CCD Juniper LLC

Sono Renaissance, LLC

Cousins Murfreesboro LLC

CP Lakeside 20 GP, LLC

CP Lakeside Land GP, LLC

CP Texas Industrial, LLC

CP Sandy Springs LLC

Avenue Forsyth LLC

Blalock Lakes, LLC

CREC La Frontera LLC

CP Venture Six LLC

CS Lakeside Land Limited, LLLP

CS Lakeside 20 Limited, LLLP

Schedule 5.13

CCD 10 Terminus Place, LLC

One Ninety One Peachtree Associates LLC

Cousins Tiffany Springs MarketCenter LLC

C/W Jefferson Mill I, LLC

Jefferson Mill Project I LLC

IPC Investments II LLC

3280 Peachtree III LLC

1230 Peachtree Associates LLC

CUZWAT Investments, LLC

Cousins CPV Holdings LLC

C S Lancaster LLC

250 Williams Street LLC

250 Williams Street Manager, Inc.

Avenue Ridgewalk LLC

Cousins BD GP Inc.

Cousins BD Investments L.P.

Cousins Johnson City LLC

Cousins Research Park V LLC

CP-Forsyth Investments LLC

CP-Tiffany Springs Investments LLC

CPI Development Inc.

Meridian Mark Plaza, LLC

Terminus 200, LLC

50 Biscayne Venture, LLC

Cousins/Callaway, LLC

Callaway Gardens Realty, LLC

Cousins/Gude CCHR LLC

Cousins/Gude CFHOF LLC

Glenmore Garden Villas, LLC

Handy Road Associates, LLC

Mahan Village LLC

CSC Associates, L.P.

Part (b). Unconsolidated Entities and Investment Entities.

Unconsolidated Entities:

Crawford Long-CPI, LLC

Ten Peachtree Place Associates

Wildwood Associates

Temco Associates, LLC

New Georgian, LLC

Bentwater Links, LLC

CP Venture LLC

Pine Mountain Builders, LLC

CL Realty, L.L.C.

CL Texas I GP, L.L.C.

Summer Creek Development, Ltd.

CL Westpark, LLC

CL Ashton Woods, LP

Palisades West, LLC

Schedule 5.13

CF Murfreesboro Associates

CP Venture IV Holdings LLC

CP Venture Five – AWC LLC

CP Venture Five – APC LLC

CP Venture Five – AEC LLC

CP Venture Five – AV LLC

CP Venture Five – AMC LLC

Cousins Watkins, LLC

EP I, LLC

FIC Development LLC

Seven Hills Homes, LLC

Seven Hills Station LLC

CL Waterford, LLC

HM Stonewall Estates, Ltd.

CPV2, LLC

HCTC2, LLCH

CTC20P, LLC

MJV2, LLC

SV2, LLC

SV20P, LLC

Investment Entities:

Charlotte Gateway Village, LLC

Verde Realty Inc.

CP Venture Two LLC

CP Venture Five LLC

MSREF/Cousins Terminus 200, LLC

TRG Columbus Development Venture, Ltd

LM Land Holdings, LP (CL Realty investment entity)

LM Farms, Inc. (CL Realty investment entity)

LM Development, LP (CL Realty investment entity)

CL Chatham, LLC (CL Realty investment entity)

TGR Land, L.P. (Temco investment entity)

TGR Golf, L.P. (Temco investment entity)

Schedule 5.13

SCHEDULE 5.17

INTELLECTUAL PROPERTY MATTERS

NONE.

Schedule 5.17

SCHEDULE 10.02

ADMINISTRATIVE AGENT’S OFFICE;

CERTAIN ADDRESSES FOR NOTICES

Cousins Properties Incorporated

191 Peachtree Street, N.E.

Suite 500

Atlanta, Georgia 30303

Attention: Chief Financial Officer

Telephone:        (404) 407-1150

Facsimile:         (404) 407-1151

Electronic Mail: greggadzema@cousinsproperties.com

Website Address: www.cousinsproperties.com

U.S. Taxpayer Identification Number: 58-0869052

with copies to:

Cousins Properties Incorporated

191 Peachtree Street, N.E.

Suite 500

Atlanta, Georgia 30303

Attention: Corporate Secretary

Telephone: (404) 407-1310

Facsimile: (404) 407-1151

Electronic Mail: corporatesecretary@cousinsproperties.com

Website Address: www.cousinsproperties.com

and:

McKenna Long & Aldridge LLP

Suite 5300

303 Peachtree Street

Atlanta, GA 30308

Attention: William F. Timmons, Esq.

Direct Telephone: 404-527-8380

Fax: 404-527-4198

email: btimmons@mckennalong.com

[notices to Co-Borrowers and Guarantors shall go to each of the above addresses and, in the case of the first two addresses, to the name of such Co-Borrower or Guarantor, as applicable, c/o Cousins Properties Incorporated]

Schedule 10.02

ADMINISTRATIVE AGENT:

Administrative Agent’s Office

(for payments and Requests for Credit Extensions):

Bank of America, N.A., as Agent

901 Main Street

Mail Code: TX1 492-14-12

Dallas, TX 75202

Attention: Ramon Presas III

Telephone: 214.209.9262

Facsimile: 214.290.8364

Electronic Mail: ramon.presas@baml.com

Account No.: 1292000883

Ref: Cousins Properties, Inc.

ABA# 0260-0959-3

Other Notices as Administrative Agent:

Bank of America, N.A., as Agent

Kimberly D. Williams

Agency Management—East

101 South Tryon Street, 15th Floor

NC1-002-15-36

Charlotte, NC 28255

Voice: 980.387.5448

Fax: 704.409.0650

e-mail: kim.williams@baml.com

L/C ISSUER (Bank of America, N.A.):

Bank of America, N.A.

Trade Finance-Scranton

1 Fleet Way

Mail Code: PA6-580-02-30

Scranton, PA 18507

Attention:     Mary J. Cooper

Telephone: 570.496.9564

Facsimile: 800.755.8743

Electronic Mail: mary.j.cooper@baml.com

L/C ISSUER (JPMorgan Chase Bank, N.A.):

JPMorgan Chase Bank, N.A.

Loan and Agency Services Group

10 South Dearborn, 7th Floor

Mail Code IL1-1650

Chicago, IL 60603

Attention:     Mary Hackett

Telephone: 312.732.4837

Facsimile: 312.385.7101

Electronic Mail: mary.x.hackett@jpmchase.com

Schedule 10.02

SWING LINE LENDER:

Bank of America, N.A., as Agent

901 Main Street

Mail Code: TX1 492-14-12

Dallas, TX 75202

Attention: Ramon Presas III

Telephone: 214.209.9262

Facsimile: 214.290.8364

Electronic Mail: ramon.presas@baml.com

Account No.: 1292000883

Ref: Cousins Properties, Inc.

ABA# 0260-0959-3

Schedule 10.02

EXHIBIT A

FORM OF REVOLVING CREDIT LOAN NOTICE

Date:                     ,

To: Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Second Amended and Restated Credit Agreement, dated as of February 28, 2012 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Cousins Properties Incorporated, a Georgia corporation (the “Borrower”), the Lenders from time to time party thereto, the Co-Borrowers from time to time party thereto, the Guarantors from time to time party thereto, JPMorgan Chase Bank, N.A., as Syndication Agent and an L/C Issuer, and Bank of America, N.A., as Administrative Agent, an L/C Issuer and Swing Line Lender.

The undersigned hereby requests (select one):

☐	A Borrowing of Revolving Credit Loans ☐ A conversion or continuation of Revolving Credit Loans

1.	On (a Business Day).

2.	In the amount of $ .

3.	Comprised of .

[Type of Revolving Credit Loan requested]

4.	For Eurodollar Rate Loans: with an Interest Period of months.

The Revolving Credit Borrowing requested herein complies with the proviso to the first sentence of Section 2.01(a) of the Agreement. The supplemental information (if any) attached hereto is hereby added to Schedule(s) 5.06, 5.09 and 5.17 (as applicable) of the Agreement.

[BORROWER] [on behalf of , in its capacity as agent for such Co-Borrower under the Agreement]

By:
Name:
Title:

A-1

EXHIBIT B

FORM OF SWING LINE LOAN NOTICE

Date:                 ,

To:	Bank of America, N.A., as Swing Line Lender

Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Second Amended and Restated Credit Agreement, dated as of February 28, 2012 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Cousins Properties Incorporated, a Georgia corporation (the “Borrower”), the Lenders from time to time party thereto, the Co-Borrowers from time to time party thereto, the Guarantors from time to time party thereto, JPMorgan Chase Bank, N.A., as Syndication Agent and an L/C Issuer, and Bank of America, N.A., as Administrative Agent, an L/C Issuer and Swing Line Lender.

The undersigned hereby requests a Swing Line Loan:

1.	On (a Business Day).

2.	In the amount of $

The Swing Line Borrowing requested herein complies with the requirements of the provisos to the first sentence of Section 2.04(a) of the Agreement. The supplemental information (if any) attached hereto is hereby added to Schedule(s) 5.06, 5.09 and 5.17 (as applicable) of the Agreement.

[BORROWER] [on behalf of , in its capacity as agent for such Co-Borrower under the Agreement]

By:
Name:
Title:

B-1

EXHIBIT C

FORM OF REVOLVING CREDIT NOTE

$

FOR VALUE RECEIVED, the undersigned, [in its capacity as the Borrower under the Agreement referenced below (the “Borrower”)] / [in its capacity as a Co-Borrower under the Agreement referenced below (the “Subject Co-Borrower”)], hereby promises to pay to the order of                     or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Revolving Credit Loan from time to time made by the Lender to the [Subject Co-]Borrower under that certain Second Amended and Restated Credit Agreement, dated as of February 28, 2012 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among the [Borrower / Cousins Properties Incorporated], [the Subject Co-Borrower and the other Co-Borrowers from time to time party thereto / the Co-Borrowers from time to time party thereto], the Guarantors from time to time party thereto, the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Syndication Agent and an L/C Issuer, and Bank of America, N.A., as Administrative Agent, an L/C Issuer and Swing Line Lender.

The [Subject Co-]Borrower promises to pay interest on the unpaid principal amount of each Revolving Credit Loan from the date of such Revolving Credit Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. Except as otherwise provided in Section 2.04(f) of the Agreement with respect to Swing Line Loans, all payments of principal and interest shall be made to the Administrative Agent for the account of the Revolving Credit Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid as provided in the Agreement, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Revolving Credit Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Revolving Credit Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The [Subject Co-]Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

[REMAINDER OF PAGE LEFT BLANK –

SIGNATURE PAGE TO FOLLOW]

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF GEORGIA.

[BORROWER / SUBJECT CO-BORROWER]

By:
Name:
Title:

LOANS AND PAYMENTS WITH RESPECT THERETO

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:                                     , 201

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Second Amended and Restated Credit Agreement, dated as of February 28, 2012 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Cousins Properties Incorporated, a Georgia corporation (the “Borrower”), the Lenders from time to time party thereto, the Co-Borrowers from time to time party thereto, the Guarantors from time to time party thereto, JPMorgan Chase Bank, N.A., as Syndication Agent and an L/C Issuer, and Bank of America, N.A., as Administrative Agent, an L/C Issuer and Swing Line Lender.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                                                  of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower and the Borrower Parties, and that:

[Use following paragraph 1 for calendar year-end financial statements]

1. Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.01(a) of the Agreement for the calendar year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for calendar quarter-end financial statements]

1. Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(b) of the Agreement for the calendar quarter of the Borrower ended as of the above date. Such financial statements fairly present the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and the Consolidated Entities in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by the attached financial statements.

D-1

3. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the activities of the Borrower during such calendar period and such review has been undertaken with a view to determining whether during such calendar period the Borrower performed and observed all its Obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned during such calendar period, the Borrower performed and observed each covenant and condition of the Loan Documents applicable to it.]

-or-

[the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:                                     .]

4. The representations and warranties of the Loan Parties contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under this Agreement, are true and correct in all material respects on and as of the date hereof, except to the extent of changes resulting from matters permitted under the Loan Documents or other changes in the ordinary course of business not having a Material Adverse Effect, and except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Compliance Certificate, (a) the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered; (b) Schedule(s) 5.06, 5.09, 5.13 and 5.17 (as applicable) of the Agreement are deemed to include any supplemental information thereto provided in any Compliance Certificate or Request for Credit Extensions delivered prior to the date hereof and the supplemental information (if any) attached hereto.

5. The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.

6. Schedule 3 attached hereto sets forth (a) a calculation of the Borrower’s Consolidated Leverage Ratio as of the end of the preceding taxable year and (b) all Restricted Payments made by the Borrower during the current taxable year pursuant to Section 7.06(a) of the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                                     , 201                .

COUSINS PROPERTIES INCORPORATED, a Georgia corporation

By:
Name:
Title:

D-2

For the Quarter/Year ended                                          (“Statement Date”)

SCHEDULE 2

to Compliance Certificate

($ in 000’s)

[see attached]

Schedule 2 to Compliance Certificate

For the Quarter/Year ended                     (“Statement Date”)

SCHEDULE 3

to Compliance Certificate

($ in 000’s)

Section 7.06(a) – Restricted Payments

A.	Consolidated Leverage Ratio as of the end of the preceding taxable year:

i. Total Debt                                                                                                           $

ii. Total Assets                                                                                                      $

iii. Consolidated Leverage Ratio (Line A.i ÷ Line A.ii)                                              to 1.00

B.	Restricted Payments made or declared during this taxable year $ *

*	If Line A.iii is greater than 0.60 to 1.00, then Line B may not exceed the minimum amount required to maintain REIT status.

Schedule 3 to Compliance Certificate

EXHIBIT E

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the facility identified below (including, without limitation, Letters of Credit, Guarantees and Swing Line Loans included in such facility) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

[1]

For bracketed language here and elsewhere in this form relating the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]

For bracketed language here and elsewhere in this form relating the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.

[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

1. Assignor[s]:

2. Assignee[s]:	[ for each Assignee, Indicate [Affiliate][Approved Fund] of [identify Lender]]

3. Borrower:	Cousins Properties Incorporated

4. Administrative Agent:	Bank of America, N.A., as the administrative agent under the Credit Agreement

5. Credit Agreement:	The Second Amended and Restated Credit Agreement, dated as of February 28, 2012, among the Borrower, the Lenders from time to time party thereto, the Co-Borrowers from time to time party thereto, the Guarantors from time to time party thereto, JPMorgan Chase Bank, N.A., as Syndication Agent and an L/C Issuer, and Bank of America, N.A., as Administrative Agent, an L/C Issuer and Swing Line Lender
6. Assigned Interest[s]:

	xxxx	xxxx		xxxx		xxxx	xxxx		xxxx
Facility Assigned[5]	Assignor[s][6]	Assignee[s][7]	Aggregate Amount of Commitment/ Loans for all Lenders*		Amount of Commitment/Loans Assigned		Percentage Assigned of Commitment/Loans[8]		CUSIP Number

Revolving Credit Facility			$	__________	$	_________	_________	%

			$	__________	$	_________	_________	%

			$	__________	$	_________	_________	%

[7.	Trade Date: ][9]

Effective Date:                     , 201            [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[REMAINDER OF PAGE LEFT BLANK –

SIGNATURE PAGE TO FOLLOW]

[5]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Credit Commitment”, etc.),

[6]	List each Assignor as appropriate.

[7]	List each Assignee, as appropriate.

[8]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[9]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:
Title:

[Consented to and] Accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Title:

[Consented to:] [10]

By:
Title:

[10]	To be added only if the consent of the Borrower and/or other parties (e.g. Swing Line Lender, L/C Issuers) is required by the terms of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements of an Eligible Assignee under the Credit Agreement (subject to such consents, if any, as may be required under Section 10.07(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Georgia.

EXHIBIT F

FORM OF GUARANTOR JOINDER AGREEMENT

THIS GUARANTOR JOINDER AGREEMENT (the “Agreement”), dated as of                     , 20                    , is by and between                     , a                     (the “Consolidated Entity”), and BANK OF AMERICA, N.A., in its capacity as Administrative Agent under that certain Second Amended and Restated Credit Agreement (as it may be amended, modified, restated or supplemented from time to time, the “Credit Agreement”), dated as of February 28, 2012, among Cousins Properties Incorporated, a Georgia corporation (the “Borrower”), the Co-Borrowers from time to time party thereto, the Guarantors from time to time party thereto, the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Syndication Agent and an L/C Issuer, and Bank of America, N.A., as Administrative Agent, an L/C Issuer and Swing Line Lender. All of the defined terms in the Credit Agreement are incorporated herein by reference.

The Loan Parties are required by Section 6.12 of the Credit Agreement to cause the Consolidated Entity to become a “Guarantor”, as defined, and pursuant to the terms and conditions set forth, in the Credit Agreement.

1. Accordingly, the Consolidated Entity hereby acknowledges, agrees and confirms with the Administrative Agent, for the benefit of the Lenders, that the Consolidated Entity, by its execution of this Agreement, will be deemed to be a party to the Credit Agreement and a “Guarantor” for all purposes of the Credit Agreement, and shall have all of the obligations of a Guarantor thereunder as if it had executed the Credit Agreement. The Consolidated Entity hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to the Guarantors contained in the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the Consolidated Entity hereby jointly and severally together with the other Guarantors, guarantees to each Lender and the Administrative Agent, as provided in Article XI of the Credit Agreement, the prompt payment and performance of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof.

2. The address of the Consolidated Entity for purposes of all notices and other communications is                     ,                     , Attention of                     (Facsimile No.                     ).

3. The Consolidated Entity hereby waives acceptance by the Administrative Agent and the Lenders of the guaranty by the Consolidated Entity under Article XI of the Credit Agreement upon the execution of this Agreement by the Consolidated Entity.

4. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.

5. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Georgia.

[REMAINDER OF PAGE LEFT BLANK –

SIGNATURE PAGE TO FOLLOW]

F-1

IN WITNESS WHEREOF, the Consolidated Entity has caused this Guarantor Joinder Agreement to be duly executed by its authorized officers, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[CONSOLIDATED ENTITY]

By:
Name:
Title:

Acknowledged and accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

F-2

EXHIBIT G

FORM OF CO-BORROWER JOINDER AGREEMENT

THIS CO-BORROWER JOINDER AGREEMENT (the “Agreement”), dated as of                     , 20                    , is by and among COUSINS PROPERTIES INCORPORATED, a Georgia corporation, in its capacity as the Borrower the under the Credit Agreement referenced below (the “Borrower”),                     , a                     (the “Proposed Co-Borrower”), and BANK OF AMERICA, N.A., in its capacity as Administrative Agent under that certain Second Amended and Restated Credit Agreement (as it may be amended, modified, restated or supplemented from time to time, the “Credit Agreement”), dated as of February 28, 2012, among the Borrower, the Lenders from time to time party thereto, the Co-Borrowers from time to time party thereto, the Guarantors from time to time party thereto, JPMorgan Chase Bank, N.A., as Syndication Agent and an L/C Issuer, and Bank of America, N.A., as Administrative Agent, an L/C Issuer and Swing Line Lender. All of the defined terms in the Credit Agreement are incorporated herein by reference.

The Borrower and the Co-Borrower desire, pursuant to the provisions of Section 6.12(b) of the Credit Agreement to cause the Proposed Co-Borrower to become a “Co-Borrower”, as defined, and pursuant to the terms and conditions set forth, in the Credit Agreement.

1. Accordingly, the Proposed Co-Borrower hereby acknowledges, agrees and confirms with the Administrative Agent, for the benefit of the Lenders, that the Proposed Co-Borrower, by its execution of this Agreement, will continue to be a party to the Credit Agreement and shall, until such time as it is released as such pursuant to Section 6.12(c) of the Credit Agreement as a Co-Borrower, be a “Co-Borrower” for all purposes of the Credit Agreement, and shall have all of the obligations of a Co-Borrower thereunder as if it had executed the Credit Agreement in such capacity. The Proposed Co-Borrower hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to the Co-Borrowers contained in the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the Proposed Co-Borrower hereby acknowledges that it is, jointly and severally with the other Borrower Parties, liable to each Lender and the Agent, as provided in Section 2.15 of the Credit Agreement, for the prompt payment and performance of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof. The Proposed Co-Borrower further acknowledges and agrees that upon its release as a Co-Borrower hereunder pursuant to the terms and conditions set forth in Section 6.12(c), it shall immediately resume its status as a “Guarantor” under the Credit Agreement and be subject to and bound by the terms and conditions of the Credit Agreement relating to Guarantors. At no time prior to the granting of a full and final release from its capacity as a “Co-Borrower” shall the Proposed Co-Borrower cease to be liable, as a Borrower Party for all outstanding Obligations under the Credit Agreement. Until released separately as a Guarantor, such Proposed Co-Borrower shall remain liable for all of the outstanding Obligations as a Guarantor.

2. The address of the Proposed Co-Borrower for purposes of all notices and other communications is             ,             , Attention of             (Facsimile No.             ).

3. Attached hereto are Notes for each of the Lenders executed by the Proposed Co-Borrower.

4. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.

5. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Georgia.

[REMAINDER OF PAGE LEFT BLANK –

SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, each of the Borrower and the Proposed Co-Borrower has caused this Co-Borrower Joinder Agreement to be duly executed by its authorized officers, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[PROPOSED CO-BORROWER]

By:
Name:
Title:

COUSINS PROPERTIES INCORPORATED

By:
Name:
Title:

Acknowledged and accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

[REQUIRED NOTES TO BE ATTACHED]

EXHIBIT H

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement (as it may be amended, modified, restated or supplemented from time to time, the “Credit Agreement”), dated as of February 28, 2012, among Cousins Properties Incorporated, a Georgia corporation (the “Borrower”), the Lenders from time to time party thereto, the Co-Borrowers from time to time party thereto, the Guarantors from time to time party thereto, JPMorgan Chase Bank, N.A., as Syndication Agent and an L/C Issuer, and Bank of America, N.A., as Administrative Agent, an L/C Issuer and Swing Line Lender.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:

        Name:

        Title:

Date:                     , 20[ ]

U.S. Tax Compliance Certificate

EXHIBIT H

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement (as it may be amended, modified, restated or supplemented from time to time, the “Credit Agreement”), dated as of February 28, 2012, among Cousins Properties Incorporated, a Georgia corporation (the “Borrower”), the Lenders from time to time party thereto, the Co-Borrowers from time to time party thereto, the Guarantors from time to time party thereto, JPMorgan Chase Bank, N.A., as Syndication Agent and an L/C Issuer, and Bank of America, N.A., as Administrative Agent, an L/C Issuer and Swing Line Lender.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:

        Name:

        Title:

Date:                     , 20[ ]

U.S. Tax Compliance Certificate

EXHIBIT H

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement (as it may be amended, modified, restated or supplemented from time to time, the “Credit Agreement”), dated as of February 28, 2012, among Cousins Properties Incorporated, a Georgia corporation (the “Borrower”), the Lenders from time to time party thereto, the Co-Borrowers from time to time party thereto, the Guarantors from time to time party thereto, JPMorgan Chase Bank, N.A., as Syndication Agent and an L/C Issuer, and Bank of America, N.A., as Administrative Agent, an L/C Issuer and Swing Line Lender.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:

        Name:

        Title:

Date:                     , 20[ ]

U.S. Tax Compliance Certificate

EXHIBIT H

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement (as it may be amended, modified, restated or supplemented from time to time, the “Credit Agreement”), dated as of February 28, 2012, among Cousins Properties Incorporated, a Georgia corporation (the “Borrower”), the Lenders from time to time party thereto, the Co-Borrowers from time to time party thereto, the Guarantors from time to time party thereto, JPMorgan Chase Bank, N.A., as Syndication Agent and an L/C Issuer, and Bank of America, N.A., as Administrative Agent, an L/C Issuer and Swing Line Lender.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:

        Name:

        Title:

Date:                     , 20[ ]

U.S. Tax Compliance Certificate

H-4